Exhibit 10.3

Execution Version

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of June 30, 2016, is entered into by and between BSN medical, Inc., a Delaware corporation (“BSN”) and Alliqua BioMedical, Inc., a Delaware corporation (“Alliqua”). Each of BSN and Alliqua is individually referenced herein as a “Party” and collectively as “Parties.”

RECITALS

WHEREAS, BSN and Alliqua are parties to that certain Distributor Agreement between Sorbion GmbH & Co KG and Alliqua, dated on or around September 20, 2013 and attached hereto as Annex A (as amended pursuant to that certain First Amendment to Distributor Agreement as of July 31, 2015, attached hereto as Annex B, collectively, the “Distributor Agreement”, and assigned to BSN pursuant to that certain Assignment of Distributor Agreement dated June 16, 2015, attached hereto as Annex C); and

WHEREAS, BSN and Alliqua have determined that it is in the best interests of each of the Parties to enter into this Agreement.

NOW, THEREFORE, in consideration of the Recitals and the mutual representations, warranties, covenants, agreements and conditions contained herein, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS

1.1	Certain Definitions. Unless separately defined herein, capitalized terms used in this Agreement have the meanings specified to such terms in this Section 1.1. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Distributor Agreement.

(a)	“Affiliate” of any specified Person means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(b)	“Ancillary Document” means any agreement, certificate, instrument or other document to be delivered pursuant to or in connection with this Agreement.

(c)	“Business” means business of Alliqua solely as it relates to the Products.

(d)	“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of Alliqua, (b) Alliqua merges into or consolidates with any other Person, or any Person merges into or consolidates with Alliqua and, after giving effect to such transaction, the stockholders of Alliqua immediately prior to such transaction own less than 50% of the aggregate voting power of Alliqua or the successor entity of such transaction, (c) Alliqua sells or transfers all or substantially all of its assets to another Person and the stockholders of Alliqua immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, or (d) Alliqua, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of common stock of Alliqua (not including any shares of common stock of Alliqua held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination).

(e)	“Confidentiality Agreements” means, collectively, that certain Confidentiality Agreement between the Parties dated as of January 3, 2016 and that certain Confidentiality Agreement between the Parties dated as of January 18, 2016.

(f)	“Expenses” means all fees, costs and expenses (including all other fees, costs and expenses of any legal counsel, investment bankers, accountants, brokers or other representatives, consultants, advisors, appraisal fees, costs and expenses) in connection with the preparation, negotiation, execution and delivery of this Agreement and any other document, the performance of the Parties’ respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

(g)	“FDA Law and Regulation” means the federal Food, Drug and Cosmetic Act (the FD&C Act), 21 U.S.C. §§ 301 et seq., as amended, and all applicable regulations promulgated by the United States Food and Drug Administration (“FDA”), including but not limited to the recordkeeping provisions of the FDA’s Medical Device Reporting requirements as set forth in 21 C.F.R. Part 803, as applicable.

(h)	“Governmental Authority” means any government, agency, governmental department, commission, board, bureau, court, arbitration panel or instrumentality of the United States of America or any state or other political subdivision thereof (whether now or hereafter constituted and/or existing) and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

(i)	“Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, certification marks, trade dress, trade names, identifying symbols, designs, product names, company names, slogans, logos or insignia, whether registered or unregistered, and all common law rights, applications and registrations therefor, and all goodwill associated therewith, copyright registrations and applications, trade secrets, domain names and domain name registrations, licenses (software or otherwise), information, processes and proprietary or intellectual property rights, the subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing.

(j)	“Law” means any federal, state, local, municipal, foreign, international, multinational law or any constitution, statute, treaty, code, ordinance, principle of common law or other law (including any rule, regulation, plan, injunction, judgment, order, decree, ruling or charge thereunder or related thereto). All references to Law shall be deemed to include any amendments thereto, and any successor law, unless the context requires otherwise.

(k)	“Legal Requirement(s)” means all federal, state, foreign and local laws, statutes, codes, rules, regulations, ordinances, Orders and the like of any Governmental Authority, including common law.

(l)	“Liability” means any liability or indebtedness of any kind, character or description (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether disputed or undisputed, whether secured or unsecured, whether joint or several, whether vested or unvested, whether liquidated or unliquidated, whether due or to become due, or whether executory, determined, determinable, or otherwise).

(m)	“Lien” means any charge, claim, equitable interest, community or other material property interest, security interest, conditional sale agreement, mortgage, indenture, deed of trust, security agreement, pledge, hypothecation, option, restriction, encroachment, easement, servitude, right of first refusal, condition or other lien, encumbrance or defect of title of any kind or nature.

(n)	“Order” means any decision, injunction, judgment, order, decree, ruling, or verdict of any nature of, entered or issued by any Governmental Authority.

(o)	“Other Agreements” means each contract or agreement (including, but not limited to the Distributor Agreement, but specifically excluding this Agreement, Transition Services Agreement, and the Confidentiality Agreements), written or oral, including without limitation any implied contract or any other agreement based on a course of conduct or dealing between the Parties (or in each case, their predecessors or, in the case of BSN, between Alliqua and Sorbion), as well as any other contract between the Parties that would purport to limit, in any way, the ability of BSN to freely solicit, engage, or employ any individual affiliated with Alliqua, whether as an employee, agent, contractor, or representative.

(p)	“Permits” means all permits, licenses, franchises, orders, registrations, certificates, variances, contractual rights, consents, and other authorizations or approvals, and any applications for the same, related to the Business.

(q)	“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a joint venture, a governmental or other authority, a trust or any other entity or organization including a corporate or unincorporated body (whether or not having a separate legal personality).

(r)	“Relevant Records” means, in respect of the parties to whom Products have historically been sold by Alliqua, collectively,

(i)	(a) Customer data, including a listing of all direct and indirect customers, including distributors, hospitals, wound-care clinics, and practitioner office lists, together with (b) historical sales information starting on January 1, 2015 and ending on May 31, 2016, together with a certificate from the chief financial officer of Alliqua in the form attached hereto as Exhibit B;
(ii)	Targeted customer data, including a listing of all targeted customers with current product evaluations;
(iii)	Price lists, including (a) “list price” to direct customers (include price tiers and basis for such tiers (e.g., volume discounts)); (b) any “special pricing” to any direct customers and basis thereof; (c) contracted pricing with group purchasing organizations, independent dealer networks and other similar organizations;
(iv)	Name of Key Opinion Leader historically used by or on behalf of Alliqua in respect of the Products; and
(v)	All marketing literature, case-studies, and/or any clinical data that Alliqua has produced or caused to be produced;

in each case, in such detail as is reasonably requested by BSN.

(s)	“Restricted Period” means the period commencing on the date hereof and ending on the earlier of (i) December 31, 2018, (ii) one hundred fifty (150) days following the date hereof if a Change of Control Transaction is consummated no later than sixty (60) days following the date hereof, or (iii) ninety (90) days following the effective date of any Change of Control Transaction if such Change of Control Transaction is consummated later than sixty (60) days following the date hereof.

(t)	“Rights” means any and all rights Alliqua may have to, under or pursuant to the Distributor Agreement, including but not limited to distribution rights, exclusivity rights, Intellectual Property rights, and/or marketing rights.

(u)	“Tax” or “Taxes” means means all federal, state, local or foreign income, gross receipts, license, employment, payroll, withholding, Social Security (or similar), unemployment, severance, premium, disability, excise, value added, accumulated earnings, windfall profit, net worth, alternative or add-on minimum, estimated, sales, use, transfer, registration, real property, stamp, environmental (including taxes under Code §59A), personal property, use and occupancy, business and occupation, maritime, mercantile, tariff, custom, duty, capital stock, franchise, gift or estate and all other taxes, fees, assessments, levies, tariffs, charges or duties of any kind, character, nature or description, including any interest, penalties or additions thereto.

(v)	“Unsold Products” means the unsold inventory of Products sold by BSN to Alliqua in existence as of the Closing; provided, however, that the minimum outstanding shelf life of all such Products shall be at least 12 (twelve) months.

1.2	Other Definitional Provisions and Construction. The terms “hereof,” “herein” and “hereunder” and terms of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, Section, clause, subsection, Exhibit and Schedule references contained in this Agreement are references to Articles, Sections, clauses, subsections, Exhibits and Schedules in or attached to this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form. The word “or” is used in the inclusive sense of “and/or”. Whenever the terms “include” or “including” are used in this Agreement (whether or not such terms are followed by the phrase “but not limited to” or “without limitation” or words of similar effect) in connection with a listing of items within a particular classification, that listing shall be interpreted to be illustrative only and shall not be interpreted as a limitation on, or an exclusive listing of, the items within that classification. The recitals set forth in the beginning of this Agreement (including, the defined terms set forth therein) are hereby incorporated by reference into this Agreement and made a part hereof as if set forth in their entirety. Whenever any amount is stated in this Agreement in “Dollars” or by reference to the “$” symbol, such amount shall be United States dollars.

2.	THE TRANSACTION

2.1	Sale and Purchase of Rights and Unsold Products. At the Closing Date, and upon all of the terms and subject to all of the conditions set forth in this Agreement, Alliqua shall sell, transfer, assign, convey, and deliver to BSN, and BSN shall purchase and accept from Alliqua, free and clear of all Liens, the Rights and Unsold Products.

2.2	Excluded Assets. Other than the Rights, the remaining assets of Alliqua shall be retained by Alliqua.

2.3	Retained Liabilities. For avoidance of doubt, BSN shall not assume, and Alliqua will pay, defend, discharge, and perform, as and when due, and otherwise retain and remain solely responsible for:

(a)	any and all Liabilities of Alliqua, including any Taxes in respect of the amounts received by Alliqua pursuant to the terms hereof;
(b)	any Liability of any Person, directly or indirectly related to, accruing or arising out of, caused by or resulting from the operation or conduct of the Business on or prior to the Closing Date, whether or not recorded on the books and records of any Person (including but not limited to any trade or other accounts payable of Alliqua payable to third parties that remain outstanding as of the Closing Date);
(c)	any and all Liabilities in respect of the Rights and Unsold Products, arising out of or as a result of the Distributor Agreement, as of the Closing Date; and
(d)	any Liability that is the result of a violation of any Legal Requirement by Alliqua.

2.4	Purchase Price and Closing Payments.

(a)	In consideration for the sale of the Rights and Unsold Products to BSN by Alliqua, BSN shall pay the following amounts in the manner set forth below:

(i)	$3,500,000 (Three Million Five Hundred Thousand United States Dollars) at the Closing Date for purchase of all Rights and termination of all Other Agreements (the “Rights Payment”); and
(ii)	Up to an additional $900,000 (Nine Hundred Thousand United States Dollars) (the “Product Payment”) in accordance with Section 2.9 hereof.

(b)	The Rights Payment, and if applicable, the Product Payment, shall be paid by wire transfer of immediately available funds into the following bank account:

PNC BankBank Account Holder - Alliqua BioMedical, Inc.

Routing Number - *********

Account Number - **********

2.5	Closing. The closing of the sale and purchase of the Rights and the Unsold Products (the “Closing”) shall take place concurrently with the execution and delivery of this Agreement, scheduled for 9:00 a.m. Eastern U.S. time, or at such other date as mutually agreed upon by the Parties (such date, the “Closing Date”). All transactions that are to take place on the Closing Date at Closing shall be considered to have taken place simultaneously, and no delivery or payment shall be considered to have been made until all the transactions have been completed. Title to, ownership of, control over and risk of loss of the Rights shall pass to BSN effective as of 9:01 a.m. Eastern U.S. time on the Closing Date unless provided otherwise herein. All monetary amounts payable pursuant to this Agreement shall be paid by wire transfer or delivery of other immediately available United States funds, as directed by the Party receiving payment.

2.6	Deliveries By Alliqua at Closing. On the Closing Date, Alliqua shall deliver the following to BSN, executed by Alliqua or other parties as applicable:

(a)	A bill of sale and assignment in the form of Exhibit A; and
(b)	Relevant Records.

2.7	Deliveries By BSN at Closing. On the Closing Date, upon occurrence of the Closing, BSN shall execute, pay or deliver to Alliqua (or to other parties as specified by Alliqua) the Rights Payment.

2.8	Unsold Products. Provided that the Closing shall have occurred,

(a)	Alliqua shall deliver all remaining Unsold Products to BSN no later than fifteen (15) days following the Closing Date; provided, however, that, (i) all such Unsold Products shall be in substantially similar condition as such Unsold Products were delivered to Alliqua by BSN; (ii) all such Unsold Products were stored according to manufacturers’ written specifications and continue to maintain sterility and human medical use; (iii) none of such Unsold Product inventory shall be obsolete, damaged or defective; and (iv) none of the inventory shall be held on consignment for others.
(b)	BSN shall inspect such remaining Unsold Products being returned within five (5) business days of receipt thereof and, if any condition exists that BSN believes, in good faith, may be a breach of Section 2.8(a) above, BSN shall notify Alliqua as soon as practicable and the parties shall work, in good faith, to resolve such matter.
(c)	Upon receipt of a notice from BSN in accordance with the preceding paragraph, Alliqua will invoice BSN for remaining Unsold Product shipments, the price for such Unsold Products being the cost at which such Unsold Products were sold to Alliqua, and BSN shall, out of the Product Payment, remit payment to Alliqua in respect of such invoice within forty-five (45) days following the receipt of such invoice.
(d)	Alliqua shall pay fifty percent (50%) of Shipment Costs for any delivery of qualifying Unsold Products that are less than $50,000; for delivery of qualifying Unsold Products greater than or equal to $50,000, Alliqua shall pay one hundred (100%) of the Shipment Costs. Alliqua shall be required to pay Shipment Costs only for the delivery of Unsold Products to facilities within the United States, and Alliqua shall be entitled to choose the method of shipment for the Unsold Products; provided that, such method of shipment shall ensure delivery of any such Unsold Products shipped to BSN by no later than seven (7) days following shipment thereof.

2.9	Product Payment. Subject to the terms of this Section 2.9, BSN shall remit the Product Payment to Alliqua upon Alliqua’s completion of the obligations as set forth in Section 2.8 above; provided, that to the extent that BSN and Alliqua are negotiating in good faith to resolve any matter in accordance with Section 2.8(b) above, then BSN shall not be required to remit payment in respect of any Unsold Products returned by Alliqua related to such matter until BSN and Alliqua have reached a mutually satisfactory resolution of such matter. Subject to the terms of this Section 2.9, BSN shall deliver the Product Payment to Alliqua within two (2) business days following the satisfaction of the requirements set forth in the immediately preceding sentence. For the avoidance of doubt, under no circumstance would the Product Payment exceed $900,000 (Nine Hundred Thousand United States Dollars).

2.10	Other Agreements and Obligations. Subject to the occurrence of the Closing, the Parties hereby cancel, terminate and release, with immediate effect, any and all Other Agreements between the Parties, and further agree that such Other Agreements shall be of no further force or effect. All of the obligations, including without limitation any obligation which expressly survives termination of the Other Agreements in accordance with the terms of such Other Agreements, of BSN, together with its successors, assigns or Affiliates, to Alliqua, its successors, assigns or Affiliates are hereby cancelled, terminated and released; provided, that this Section 2.10 is not intended to, and shall not, have any effect on the Parties’ obligations to each other arising out of or related to that certain Transition Services Agreement being entered into by the Parties which is being entered into as a separate contract for which separate consideration is being paid or upon the Confidentiality Agreements, which contain rights and obligations that are separate from this Agreement.

2.11	Complete, General, and Mutual Release of Claims.

(a)	Subject to the occurrence of the Closing, each Party hereto, on behalf of itself, and its respective parents, subsidiaries, predecessors, successors, assigns, and transferees, as well as its respective former and present directors, officers, managers, shareholders, members, partners, and insurers, hereby fully and forever releases and discharges the other Party hereto, its respective parents, subsidiaries, predecessors, successors, assigns, and transferees, as well as its respective former and present directors, officers, managers, shareholders, members, employees, investors, partners, insurers, administrators, Affiliates (past and present), divisions, subsidiaries, attorneys, advisors, representatives, predecessor and successor entities, and assigns and transferees, from any and all claims, demands, liabilities, obligations, responsibilities, suits, actions, and causes of actions in law or in equity, statutory relief, statutory claims, administrative remedies, injunctions, debts, torts, reports, applications, including but not limited to the Distributor Agreement or any Other Agreement, but specifically excluding this Agreement and the Transition Services Agreement and the Confidentiality Agreements (“Claims”). Each Party hereby represents and warrants that it has not transferred, encumbered, or assigned any of the Claims to any other Person and it is not presently aware of any Claims against the other Party that arises out of or is related to fraud or intentional misconduct. Notwithstanding the foregoing, this Agreement shall not serve to release any Party from any Claims related to its respective obligations set forth in Sections 8 or 11 of the Distributor Agreement, each of which shall survive the Closing.
(b)	Except with respect to the obligations arising out of this Agreement and the Transition Services Agreement, each Party covenants that it shall not institute, promote, participate in, assist with, submit, file or permit to be filed on their behalf any lawsuit, charge, Claim, complaint, grievance or other proceeding, whether judicial, administrative, arbitration or otherwise arising out of or in any way relating to its business relationship with the other Party, the Distributor Agreement (or cancellation and termination thereof), or any Other Agreement, unless compelled to do so by a court of competent jurisdiction.

(c)	Each Party covenants that it has carefully read the terms of this Agreement and all attachments, and it understands their terms and effects, including the fact that such Party has agreed to RELEASE AND FOREVER DISCHARGE certain releasees from any legal action or other liability of any type related in any way to the matters released herein. Each Party has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which such Party acknowledges is adequate and satisfactory to such Party and which it acknowledges is in lieu of any other benefits to which it may otherwise be entitled. Each Party fully understands that if any fact with respect to any matter covered by the releases herein is found hereafter to be other than or different from the facts now believed to be true, it accepts and assumes that the releases shall be and remain effective, notwithstanding such difference in the facts.

3.	REPRESENTATIONS AND WARRANTIES OF ALLIQUA

Alliqua hereby represents and warrants to BSN as follows:

3.1	Organization and Good Standing. Alliqua is duly organized, validly existing and in good standing under the Laws of the state of Delaware. There is no subsidiary or separate entity that owns any interest in the Distributor Agreement, Rights, or the Unsold Products.

3.2	Authority and Enforceability. Alliqua has full power and authority to execute, deliver and perform this Agreement and each Ancillary Document to which Alliqua is a party, and the execution, delivery and performance of this Agreement by Alliqua has been duly authorized by all necessary corporate action on the part of Alliqua. This Agreement has been duly executed and delivered by Alliqua and constitutes the valid and legally binding obligation of Alliqua, enforceable in accordance with its terms. To Alliqua’s knowledge, Alliqua is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Person or Governmental Authority in order for Alliqua to consummate the transactions contemplated hereby.

3.3	Noncontravention. The transactions contemplated hereunder will not: (a) violate any Law to which Alliqua is subject; or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, give any Person the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, Permit, instrument or other arrangement to which Alliqua is a party or by which Alliqua is bound or to which any of the assets or properties of Alliqua are subject.

3.4	Claims; Legal Compliance.

(a)	Alliqua has, in all material respects, complied with each applicable Legal Requirement, has obtained all Permits required to conduct the Business or to maintain the Products, and has complied with each such Permit.

(b)	There are no actions, suits, proceedings, hearings, investigations, charges, complaints, claims or demands of any kind pending or, to Alliqua’s knowledge, threatened against or affecting any of the Rights or Unsold Products or any aspect of the Business that would reasonably be expected to materially and adversely affect the Rights, Unsold Products or any aspect of the Business ; and there are no injunctions, judgments, orders or decrees of any kind which are outstanding against or unsatisfied by Alliqua or relating to any of the Rights or Unsold Products or any aspect of the Business. To Alliqua’s knowledge, Alliqua has, in all material respects, complied with each applicable Law, has obtained all Permits required to conduct the Business or to maintain the Rights, and has complied with each such Permit. Each such Permit is current and has not been revoked, suspended, cancelled or terminated, nor has notice been given of any threatened revocation, suspension, cancellation or termination.
(c)	Each of the Products sold by Alliqua, while in the care, custody and control of Alliqua is and always has been, as applicable, stored and distributed and distribution records maintained in a manner intended to prevent any product from becoming adulterated (as defined in FDA Law and Regulation) or misbranded (as defined in FDA Law and Regulation). Alliqua has not undertaken a recall, field correction or removal of any U.S. marketed finished medical device that was the result of mishandling, or any type of adulteration or misbranding that was caused by Alliqua. With respect to the Products distributed by Alliqua, Alliqua is in compliance in all material respects with FDA Law and Regulation.
(d)	With respect to the Products or the Business, Alliqua has not received any written notice or communication from the FDA alleging material non-compliance with applicable provisions of the FDA Law and Regulation. With respect to the Products or the Business, Alliqua has not entered into any consent decree or other Order pursuant to any FDA Law and Regulation. To Alliqua’s knowledge, there has not been any material violation of any FDA Law and Regulation by Alliqua in its distribution, recordkeeping and reports to the FDA that could reasonably be expected to require or lead to any investigation, corrective action or enforcement, or regulatory or administrative action.
(e)	With respect to the Products or the Business, no officer, director, employee or, to Alliqua’s knowledge, representative of Alliqua has: (i) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority; (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority; (iii) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991); (iv) solicited or received prohibited compensation under the Medicare and Medicaid Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), or any similar state anti-kickback Law; (v) been convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a; or (vi) been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar applicable Laws.

3.5	Intellectual Property. Other than the Intellectual Property included within the Rights (all rights in respect of which arise solely from the Distributor Agreement), there is no other Intellectual Property owned or used by Alliqua in the Business.

3.6	Subsequent Transactions. Alliqua disclaims any interest in the subsequent sale of any Products, and/or Rights; Alliqua acknowledges it has forgone proceeds of these future sales in return for accepting payment as defined in this Agreement.

3.7	Tax Consequences. Alliqua acknowledges and warrants that it has reviewed the Tax consequences of this Agreement with its own tax advisors and is relying solely on that advice and not on any representation or statement of BSN. Alliqua acknowledges and agrees that it is responsible for its own Tax liability as a result of the Agreement.

3.8	Liens. Alliqua represents, warrants, and covenants that all Rights and Unsold Products, upon transfer to BSN, will be free and clear of any and all Liens.

3.9	Insolvency. As of the Closing Date, after giving effect to the transactions contemplated by this Agreement, Alliqua will not: (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liabilities on its existing debts as they mature); (b) have unreasonably small capital with which to engage in its business; or (c) have incurred debts beyond its ability to pay as they become due. The properties of Alliqua (whether real, personal, common, mixed and whether tangible or intangible) are sufficient for the continued conduct of Alliqua’s businesses after the Closing Date in substantially the same manner as conducted immediately prior to the Closing Date.

3.10	Brokers. There are no brokers or finders known to Alliqua to be involved with the transactions contemplated hereunder and Alliqua has not made any agreement or taken any other action which might cause any Person to become entitled to a broker’s or finder’s fee or commission as a result of the transactions contemplated hereby.

3.11	Anticorruption; International Transactions. Without limiting the generality of Section 3.4, and with respect to the Rights, the Products, the Business or the purchased assets:

(a)	None of Alliqua, its controlling shareholders, directors, officers or employees have, directly or indirectly, in violation of any applicable Law (including without limitation the Foreign Corrupt Practices Act of 1977, as amended): (i) made, offered to make, or authorized any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services, (1) to obtain favorable treatment in securing business or to pay for favorable treatment for business already secured or (2) to obtain special concessions or to pay for special concessions already obtained; or (ii) established or maintained any fund or other asset that has not been properly recorded in the books and records of Alliqua.
(b)	Alliqua is and at all times has been in compliance with all applicable Law relating to economic sanctions and trade embargoes. Without limiting the foregoing, Alliqua has not had, directly or indirectly, a business or financial relationship with or delivered any products or services to any geographic regions or governments targeted by the sanctions programs administered by the U.S. Office of Foreign Asset Controls (OFAC) or to any Person, private or public, appearing on OFAC’s list of Specially Designated Nationals and Blocked Persons.
(c)	Alliqua is, and at all times has been, in compliance with all applicable Law relating to export controls. All Products shipped by Alliqua have been marked, labeled, and transported in accordance with all applicable Law.

3.12	Channel Sales. Since the effective date of the Distributor Agreement, Alliqua (a) has sold and will sell Products to wholesalers, distributors and other customers only in the ordinary course of business and in amounts generally consistent with industry practices past sales by Alliqua to its wholesalers, distributors and other customers during comparable periods (which, for the avoidance of doubt, takes into account seasonality, cyclicality and other market conditions), except for one-time discounts that did not have a material impact on sales revenue for the Products (b) has donated and will donate Product to non-profit or charitable organizations only in amounts (if any) that are generally consistent with past Product donations by Alliqua to non-profit and charitable organizations during comparable periods, and (c) has not engaged, and will not engage, in any practice with the intent of increasing the levels of inventory of the Products in the distributor or wholesaler channels, or with other customers outside of the ordinary course of business and in anticipation of entering into this Agreement or any similar transaction with respect to the Products.

3.13	Full Disclosure. No representation, warranty, covenant or agreement made by Alliqua in this Agreement contains or will contain any false or misleading statement of a material fact, or omits any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading.

4.	REPRESENTATIONS AND WARRANTIES OF BSN

BSN hereby represents to Alliqua as follows:

4.1	Organization and Good Standing. BSN is duly organized, validly existing and in good standing under the Laws of the state of Delaware.

4.2	Authority and Enforceability. BSN has full power and authority to execute, deliver and perform this Agreement and each Ancillary Document to which BSN is a party, and the execution, delivery and performance of this Agreement by BSN has been duly authorized by all necessary corporate action on the part of BSN. This Agreement has been duly executed and delivered by BSN and constitutes the valid and legally binding obligation of BSN, enforceable in accordance with its terms. BSN is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Person or Governmental Authority in order for BSN to consummate the transactions contemplated hereby.

4.3	Noncontravention. The transactions contemplated hereunder will not: (a) violate any Law to which BSN is subject; or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, give any Person the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, Permit, instrument or other arrangement to which BSN is a party or by which BSN is bound or to which any of the assets or properties of BSN are subject.

4.4	Insolvency. As of the Closing Date, after giving effect to the transactions contemplated by this Agreement, BSN will not: (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liabilities on its existing debts as they mature); (b) have unreasonably small capital with which to engage in its business; or (c) have incurred debts beyond its ability to pay as they become due. The properties of BSN (whether real, personal, common, mixed and whether tangible or intangible) are sufficient for the continued conduct of BSN’s businesses after the Closing Date in substantially the same manner as conducted immediately prior to the Closing Date.

4.5

Brokers. There are no brokers or finders known to BSN to be involved with the transactions contemplated hereunder and BSN has not made any agreement or taken any other action which might cause any Person to become entitled to a broker’s or finder’s fee or commission as a result of the transactions contemplated hereby.

5.	INDEMNIFICATION

5.1	Indemnification by Alliqua. Alliqua shall indemnify and defend BSN and BSN’s Affiliates, officers, directors, employees, agents and representatives (collectively, “BSN Indemnitees”) and hold them harmless from the following and against any and all losses arising out of, resulting from, relating to, in the nature of or caused by:

(a)	any misrepresentation or breach of any representation or warranty made by Alliqua in this Agreement or in any Ancillary Document, or any claim by a third party that, if found to have merit, would constitute or give rise to such a misrepresentation or breach;
(b)	any breach of any covenant, agreement or obligation of Alliqua in this Agreement or in any Ancillary Document, or any claim by a third party that, if found to have merit, would constitute or give rise to such a breach;
(c)	the ownership or operation of the Rights or the distribution, marketing, promotion and/or sale of Products prior to the Closing;
(d)	any breach by Alliqua of its obligations pursuant to Sections 8 and 11 of the Distributor Agreement; and
(e)	retained Liabilities set forth in Section 2.3 hereof.

5.2	Indemnification by BSN. BSN shall indemnify and defend Alliqua, and Alliqua’s Affiliates, officers, directors, employees, agents and representatives (collectively, “Alliqua Indemnitees”) and hold them harmless from and against any and all losses arising out of, resulting from, relating to, in the nature of or caused by:

(a)	any misrepresentation or breach of any representation or warranty made by BSN in this Agreement or in any Ancillary Document, or any claim by a third party that, if found to have merit, would constitute or give rise to such a misrepresentation or breach;
(b)	any breach of any covenant, agreement or obligation of BSN in this Agreement or in any Ancillary Document, or any claim by a third party that, if found to have merit, would constitute or give rise to such a breach;
(c)	the ownership or operation of the Rights or the distribution, marketing, promotion and/or sale of Products from and after the Closing;
(d)	any breach by BSN of its obligations pursuant to Sections 8 and 11 of the Distributor Agreement.

5.3	Survival. All representations, warranties, covenants and agreements contained in this Agreement shall survive Closing (even if the Party seeking indemnity knew or had reason to know a misrepresentation or breach of warranty at the time of Closing). The indemnification rights and obligations set forth in this Article 5 shall also apply to direct claims by the Parties.

6.	Confidentiality

6.1	Covenant. Effective as of the Closing Date, Alliqua agrees that it shall not use or disclose to anyone, except at the request of BSN, as applicable, any confidential information, knowledge or data directly relating to the Business, including information relating to accounts, financial dealings, transactions, trade secrets, intangibles, customer lists, pricing lists, processes, plans and proposals, whether or not marked or otherwise identified as confidential or secret, that Alliqua has received from BSN or its predecessor during the term of the Distributor Agreement (the “Confidential Information”). In the event that Alliqua is requested or required (by oral question or request for information or documents in any regulatory or legal proceeding or inspection, interrogatories, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Alliqua shall, if permitted and if practicable, notify BSN promptly of the request or requirement so that BSN may, at its sole expense, seek an appropriate protective order or waive compliance with the provisions of this Section 6.1. If, in the absence of a protective order or the receipt of a waiver under this Section 6.1, Alliqua is in its reasonable belief, required to disclose any Confidential Information to any Governmental Authority, Alliqua may disclose the Confidential Information to the Governmental Authority; provided, however, that Alliqua shall use commercially reasonable efforts to obtain, at the reasonable request and sole expense of BSN, an Order or assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as BSN shall designate. The foregoing covenant shall not apply to (a) any information that has been made public (other than through breach of the provisions of this Agreement); (b) any information that, prior to disclosure by BSN to Alliqua or its Affiliates, was already in possession of a receiving party (who is not or was not known to Alliqua to be under an obligation to maintain its confidentiality) from a source other than Alliqua or its Affiliates; (c) any disclosure to the extent that it is required by applicable Law (provided that, if the disclosure is as the result of a legal proceeding or other similar process described above, the required protective procedures as contemplated above are followed); (d) any information independently developed by Alliqua or its Affiliates without any use of Confidential Information.

7.	MISCELLANEOUS

7.1	Amendment and Waiver. This Agreement may only be amended if such amendment is set forth in a writing executed by both Parties. No waiver of any provision of this Agreement shall be binding unless such waiver is in writing and signed by the Party against whom such waiver is to be enforced. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

7.2	Notices. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, or sent by electronic means of transmitting written documents (including without limitation e-mail), or sent to the Parties at the respective addresses indicated herein by certified U.S. mail, return receipt requested and postage prepaid, or sent by private overnight mail courier service. Notices, demands and communications sent by electronic means must also be sent by regular U.S. mail or by private overnight mail courier service in order for such notice to be effective. Notices, demands and communications to Alliqua or BSN must, unless another address is specified in writing, be sent to the address indicated below:

If to BSN:

BSN medical, Inc..

Attention: Joseph P. Carpinelli, Sr. Vice President of Finance – North America

5825 Carnegie Blvd.

Charlotte, NC 28209

Phone: 704.731.1056

Facsimile: 704.910.8994

Email: Joseph.Carpinelli@bsnmedical.com

with a copy (which copy shall not constitute notice to BSN) to:

Koley Jessen P.C., L.L.O.

Attention: Anshu S. K. Pasricha

1125 S. 103rd St., Suite 800

Omaha, NE  68124

Phone: 402.390.9500

Facsimile: 402.390.9005

Email: Anshu.Pasricha@koleyjessen.com

If to Alliqua:	Alliqua Biomedical, Inc. Attention: David Johnson 1010 Stony Hill Road, Suite 200 Yardley, PA 19067 Phone: 908.240.3521 Facsimile: 215.702.8535 E-mail: djohnson@alliqua.com with a copy (which copy shall not constitute notice to Alliqua) to:

Haynes and Boone, LLP

Attention: Rick A. Werner

30 Rockefeller Plaza

New York, NY 10112

Phone: 212.659.7300

Facsimile: 212.884.8234

E-mail: Rick.Werner@haynesboone.com

7.3	Assignment. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective representatives, successors and permitted assigns. None of the Parties may assign either this Agreement or any of the rights, interests or obligations hereunder without the prior written approval of the other Parties, except that either Party shall have the right to assign this Agreement to an Affiliate or successor-in-interest without the consent of the other Party.

7.4	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid and unenforceable provision as may be legal, valid and enforceable.

7.5	No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.

7.6	Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect the meaning or interpretation of any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

7.7	Entire Agreement. This Agreement (including the Exhibits and the Schedules) and the documents referred to herein contain the entire agreement between the Parties relating to the subject matter hereof and supersede any and all prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

7.8	Governing Law; Venue; Waiver of Jury Trial. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. Each Party hereby irrevocably submits to the exclusive personal jurisdiction of any state or federal court sitting in the State of NEW YORK in any action or proceeding arising out of or relating to this Agreement. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 7.8 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

7.9	Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by virtue of this Agreement, and no Person who is not a party to this Agreement, other than BSN Indemnitees and Alliqua Indemnitees who shall be third party beneficiaries of, and entitled to enforce, the indemnification provisions of Article 5, may rely on the terms hereof. No provision of this Agreement shall give any third parties any right of subrogation or action over or against any Party.

7.10	Specific Performance. Each of the Parties acknowledges and agrees that the other Party may be damaged irreparably in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to seek an injunction or injunctions to prevent breaches of any of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any other state thereof having jurisdiction over the Parties in the matter, in addition to any other remedy (including monetary damages) to which it may be entitled, at law or in equity.

7.11	Other Contracts. It is the intent of the Parties that this Agreement and the Transition Services Agreement being entered into by the Parties should not be treated as interrelated documents but treated as separate contracts for which separate consideration was paid.

7.12	Waiver of Cal. Civ. Code § 1542. It is a further condition of the consideration hereof and is the intention of the Parties in executing this Agreement that the same shall be effective as a bar as to each and every claim, demand and cause of action hereinabove specified or referred to and, in furtherance of this intention, the Parties hereby expressly waive any and all rights or benefits conferred by the provisions of Section 1542 of the California Civil Code. It is the intention of the Parties that this Agreement shall be given full force and effect according to each and all of its express terms and conditions, including those unknown and unsuspected claims, demands and causes of actions hereinabove specified. Each Party hereto expressly understands and acknowledges that Section 1542 of the California Civil Code provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR. Each Party hereby waives the foregoing provisions of California Civil Code §1542. The Parties acknowledge that they may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, the Parties hereby waive, after final resolution by the court, any right, claim or cause of action that might arise as a result of different or additional claims or facts. The Parties acknowledge that they understand the significance and consequence of such release and such specific waiver of California Civil Code §1542.

7.13	Noncompete; Enforceability; Remedies. Alliqua agrees that during the Restricted Period Alliqua shall not, directly or indirectly through any entity, as a principal, employee, partner, owner, member, officer, director, agent, consultant or otherwise, compete with BSN (whether by manufacturing, designing, distributing or otherwise selling), or assist in or provide financial resources to any Person or activity which manufactures, designs, distributes or sells super absorbent wound dressings competitive with the Products in the Territory. Alliqua shall provide BSN with at least 30 calendar days prior written notice of any Change of Control Transaction. For the avoidance of doubt, Alliqua and BSN hereby acknowledge and agree that the restrictions set forth in this Section 7.13 are not intended to, and shall not, restrict the business activities of any acquirer of Alliqua pertaining to products other than the Products, provided that (x) such business activities existed prior to the date of the consummation of the Change of Control Transaction, (y) that Alliqua is not and was not directly or indirectly involved or engaged in such business activities in violation of the first sentence of this Section 7.13, and (z) Alliqua does not provide any information related to the Business to such acquirer that is used to the detriment of BSN. Alliqua acknowledges and agrees that the covenants and agreements set forth in this Section 7.13 were a material inducement to BSN to enter into this Agreement and to perform its obligations hereunder, and that BSN would be irreparably damaged and would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if Alliqua breached the provisions of this Section 7.13. Alliqua has consulted with legal counsel regarding the covenants set forth in this Section 7.13 and, based on such consultation, has determined and hereby acknowledges that such covenants are reasonable in terms of duration, scope and area of restrictions and are necessary to protect the goodwill of Rights and the substantial investment in the Rights made by BSN hereunder. Alliqua further acknowledges and agrees that: (i) the benefits to Alliqua of the transactions contemplated by this Agreement are sufficient consideration to support Alliqua’s agreements set forth in this Section 7.13; and (ii) the agreements set forth in this Section 7.13 are being entered into in connection with the purchase of Rights pursuant to this Agreement and not in connection with any other arrangement between Alliqua and BSN. In the event of any breach of the covenants set forth in this Section 7.13, Alliqua agrees that the harm to BSN or the Rights will be irreparable and without adequate remedy at law and therefore that specific performance by way of permanent and/or temporary injunctive relief with respect thereto will be appropriate in addition to any other legal rights or remedies available under the applicable Legal Requirements or under this Agreement, without the necessity of proving the inadequacy of legal damages or of posting a bond. Furthermore, upon the final determination of any breach of the covenants set forth in this Section 7.13, the relevant restriction period identified above shall be extended for a length of time equivalent to the period of breach. In the event that a court of competent jurisdiction determines in a final, non-appealable judgment, in an action brought by or on behalf of BSN, that any of the foregoing provisions are unenforceable as stated, the Parties intend that such restrictions be modified to permit the maximum enforceable restriction, including on Alliqua’s competition with BSN.

7.14	Expenses. Except as otherwise expressly provided herein, Alliqua and BSN shall each pay all of their own Expenses.

7.15	Public Regulatory Filings. Alliqua will consult with BSN, and provide BSN a reasonable prior opportunity to review and comment upon any public statements made or caused to be made by or on behalf of Alliqua or its Affiliates, whether or not required by applicable Law, that the transactions contemplated hereby have been consummated. Notwithstanding the foregoing, Alliqua will not be required to consult with BSN with respect to any public statements as to the completion of the transaction that are consistent (and not inconsistent) with any statements that have previously been reviewed by BSN.

7.16	Mutual Non-Disparagement.

(a)	Subject to applicable law, the Parties shall each refrain from making, and shall cause their respective agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory of (a) in the case of statements or announcements by Alliqua, BSN or any of its Affiliates or subsidiaries or any of its or their respective officers or directors or any person who has served as an officer or director of BSN or any of its Affiliates or subsidiaries, or (b) in the case of communications by BSN, Alliqua or any of its Affiliates or subsidiaries or any of its or their respective officers or directors or any person who has served as an officer or director of Alliqua or any of its Affiliates or subsidiaries. The foregoing shall not restrict the ability of any Person to (ii) comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought or (ii) to comply with any applicable Law.

(b)	The limitations set forth in Section 7.16(a) shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Sections 7.16(a) and 7.16(b) if such statement by the other Party was made in breach of this Agreement.

7.17	Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement and any Ancillary Document, each of the Parties shall take further action (including the execution and delivery of further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 5, in which case the provisions of Article 5 shall apply).

7.18	Counterparts; Exchange by Electronic Transmission. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. The Parties may execute this Agreement, any Ancillary Documents and all other agreements, and other documents contemplated hereby and thereby and exchange on the Closing Date counterparts of such documents by means of facsimile transmission or electronic mail and the Parties agree that the receipt of such executed counterparts shall be binding on such Parties and shall be construed as originals. After the Closing the Parties shall promptly exchange original versions of this Agreement, any Ancillary Documents and all other agreements, and other documents contemplated hereby and thereby that were executed and exchanged by facsimile transmission or electronic mail pursuant to this section, but failure to do so shall not affect the binding nature of the same.

[Remainder of This Page Left Blank Intentionally; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Purchase Agreement as of the date first written above.

BSN MEDICAL, INC.

By:	/s/ Joseph Carpinelli
Name:	Joseph Carpinelli
Its:	SVP Finance, North America

ALLIQUA BIOMEDICAL, INC.

By:	/s/ Brian M. Posner
Name:	Brian M. Posner
Its:	CFO

[Signature Page to Purchase Agreement]

Annex A

Distributor Agreement

A-1

Distributor Agreement

EXECUTION COPY

between

Sorbion GmbH & Co KG,

a company based in Senden, Germany, incorporated under the laws of the Federal Republic of Germany, registered with the commercial register of the local court of Coesfeld, Germany, under HRA 6688, represented by its general partner SORBION Verwaltungs GmbH which is represented by its managing director Michael Stonner and proxy Olaf Ohm, business address: Im Südfeld 11, 48308 Senden, Germany,

(hereinafter referred to as "SORBION")

and

Alliqua Biomedical, Inc.,

a company based in New York, New York, incorporated under the laws of Florida, business address: 850 Third Avenue, Suite 1801, New York, NY 10022, USA

(hereinafter referred to as ,,ALLIQUA")

(SORBION and ALLIQUA collectively hereinafter referred to as “PARTIES" and each as "PARTY")

WHEREAS, SORBION is designing, manufacturing and selling wound care-products for hydro active wound management;

WHEREAS, ALLIQUA is a wound management and drug delivery company and is willing to sell the PRODUCTS of SORBION to third parties within the countries listed in Exhibit A (hereinafter the "TERRITORY");

WHEREAS, SORBION is willing to appoint ALLIQUA with this distributor agreement (the "AGREEMENT") as its distributor for the sale of some of its products to third parties residing in the TERRITORY;

Now, THEREFORE, IN CONSIDERATION OF THE TERMS AND CONDITIONS SET FORTH HEREUNDER, THE

PARTIES CONVENE AND AGREE AS FOLLOWS:

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section 1

Appointment as distributor, legal position of the distributor

(1)	SORBION hereby appoints ALLIQUA as its distributor for the sale of the products listed in Exhibit B (including Annex 1, Annex 2 and Annex 3 to Exhibit 8) and - subject to para (2) below - all product line extensions of any of the foregoing (hereinafter referred to as "PRODUCTS") within the TERRITORY. ALLIQUA accepts such appointments. The specifications of the PRODUCTS are described in Exhibit B (Annex 1, Annex 2 and Annex 3). SORBION represents and warrants that the grant of rights to ALLIQUA under this AGREEMENT does not conflict with any agreement that SORBION has with any third party.

(a)	ALLIQUA's rights to distribute the PRODUCTS listed in Exhibit B, Annex 1 and - subject to para (2) below - all product line extensions of any of the foregoing (collectively, the "ANNEX 1 PRODUCTS") shall be exclusive (even as to SORBION) in the TERRITORY; provided, however, that notwithstanding such exclusivity, a certain third party distributor of SORBION, Systagenix Wound Management ("SYSTAGENIX"), shall have the right to distribute the ANNEX 1 PRODUCTS in the TERRITORY on a private-label basis under SYSTAGENIX's brand pursuant to an agreement between SYSTAGENIX and SORBION that exists as of the date of this AGREEMENT. If SYSTAGENIX's right to distribute the ANNEX 1 PRODUCTS in the TERRITORY expires or is terminated, then ALLIQUA's rights to distribute the ANNEX 1 PRODUCTS shall automatically become exclusive in all respects.

(b)	As of the date of this AGREEMENT, ALLIQUA's rights to distribute the PRODUCTS listed in Exhibit B. Annex 2 and - subject to para (2) below - all product line extensions of any of the foregoing (collectively, the "ANNEX 2 PRODUCTS") shall be exclusive (even as to SORBION) in the TERRITORY; provided, however, that notwithstanding such exclusivity, a certain third party distributor of SORBION, Carolon Company ("CAROLON"), shall have the right to distribute the ANNEX 2 PRODUCTS in the TERRITORY (in addition to ALLIQUA's right to distribute the ANNEX 2 PRODUCTS in the TERRITORY) pursuant to an agreement between CAROLON and SORBION that exists as of the date of this AGREEMENT. If CAROLON's right to distribute the ANNEX 2 PRODUCTS in the TERRITORY expires or is terminated (or is assigned to ALLIQUA), then ALLIQUA's rights to distribute the ANNEX 2 PRODUCTS shall automatically become exclusive in all respects.

(c)	ALLIQUA's rights to distribute the PRODUCTS listed in Exhibit B, Annex 3 and – subject to para (2) below - all product line extensions of any of the foregoing (collectively, the "ANNEX 3 PRODUCTS") shall be exclusive (even as to SORBION) in the TERRITORY at all times during the term of this AGREEMENT.

2

(2)	The Parties upon mutual agreement may modify Exhibit B (Annex 1, Annex 2 and Annex 3). For the avoidance of doubt, SORBION has the sole discretion which product line extension may be distributed in the TERRITORY. Therefore, if a product line extension is distributed outside the TERRITORY but Sorbion decides not to distribute this product line extension in the TERRITORY, ALLIQUA may not sell the respective product line extension in the TERRITORY.

(3)	The basis of the legal relationship between the PARTIES, in relation to all processes connected with this AGREEMENT, is exclusively this AGREEMENT as well as the General Terms and Conditions of Sale and Transfer of SORBION that are attached as Exhibit C, which shall be applicable to the individual purchase contracts still to be concluded (see below section 2). Conflicting, deviating or additional agreements do not exist, except as attached as exhibits to this AGREEMENT or except with respect to the design, packaging and labeling agreement referenced below in section 1(4). SORBION does not acknowledge any general terms and conditions of ALLIQUA. Even if a purchase contract is performed without reservation in the knowledge of conflicting or deviating terms and conditions of ALLIQUA, this shall not constitute a consent of SORBION to their application.

(4)	ALLIQUA shall buy the PRODUCTS directly from SORBION in its own name and on its own account, and then shall sell them under the respective trademark (e. g. "SORBION", "SORBION sachet", "SORBION sachet S" or "SORBION sana") with the design, packaging and labeling as agreed by the PARTIES (such agreement not to be unreasonably withheld or delayed), to third parties domiciling within the TERRITORY in its own name and on its own account. ALLIQUA is free in determining its selling prices.

(5)	Nothing in this AGREEMENT shall constitute the right of ALLIQUA to act as an agent of SORBION to represent SORBION in any way whatsoever. ALLIQUA is not entitled to conclude legal transaction on behalf of SORBION. For the avoidance of doubt, ALLIQUA is an independent enterprise and not an employee of SORBION.

(6)	ALLIQUA is in a position to assess the financial chances and risks of the activity hereby contractually assumed. SORBION is therefore not responsible for the profitability of the business of ALLIQUA.

(7)	ALLIQUA shall not be entitled to engage subcontractors or any third party as its subagent or the alike with respect to marketing of the PRODUCTS without having obtained SORBION's prior written approval to do so, such approval not to be unreasonably withheld; provided, however, that for the avoidance of doubt, SORBION's approval will not be required for ALLIQUA to: (i) sell PRODUCTS through wholesalers, Group Purchasing Organizations ("GPOs") and other third parties as are customarily involved in the distribution and sale of medical device products in the TERRITORY or (ii) use contract sales organizations or other independent sales representatives in connection with the marketing of the PRODUCTS.

3

(8)	ALLIQUA acknowledges SORBION's policy of working with local partners and granting them exclusivity for certain countries and regions outside the TERRITORY: ALLIQUA agrees not to interfere with this policy. ALLIQUA is not allowed to actively initiate, support and accomplish soliciting any sales of the PRODUCTS outside the TERRITORY. ALLIQUA shall limit its efforts to advertise and solicit sales of the PRODUCTS to activities executed within the TERRITORY, unless customers from outside the TERRITORY have solicited for quotations and/or deliveries without prior inducement by ALLIQUA (passive distribution). ALLIQUA will not ship or sell any customer outside the TERRITORY without the expressed written approval of SORBION. Sale and distribution in the European Union, Switzerland, Turkey and Australia explicitly is reserved to SORBION and its other distributors. ALLIQUA will inform its customers that the PRODUCTS are for sale in the TERRITORY only. Should ALLIQUA determine that PRODUCTS are being sold outside the TERRITORY by a customer from within the TERRITORY, ALLIQUA will notify SORBION so that appropriate action may be taken.

section 2

Purchase, sale and delivery of PRODUCTS, prices

(1)	ALLIQUA will undertake commercially reasonable efforts to enhance the sale of the PRODUCTS. ALLIQUA will undertake commercially reasonable efforts to achieve a regular flow of orders and take-offs of the PRODUCTS during each calendar year. ALLIQUA is obliged to protect the interests and reputation of SORBION and not to do anything which would endanger the reputation, market position or creditworthiness of SORBION or otherwise damage SORBION. ALLIQUA undertakes to discuss with SORBION at regular intervals the objectives and strategies for the sale of PRODUCTS in the TERRITORY.

(2)	SORBION sells the PRODUCTS on the basis of its General Terms and Conditions of Sale and Transfer attached as Exhibit C and which can be amended from time to time upon the mutual, written agreement of the PARTIES. The provisions of this AGREEMENT shall have in case of contradiction priority over the General Terms and Conditions of Sale and Transfer. For the avoidance of doubt, and without limiting the foregoing, the PARTIES agree that the following provisions set forth in the General Terms and Conditions of Sale and Transfer shall have no effect, as such provisions address matters that are covered in the main body of this AGREEMENT: Section 11(1), Section Ill, Section IV(1). For the avoidance of doubt, the sale of PRODUCTS are on basis of Section XIII of the General Terms and Conditions of Sale and Transfer.

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(3)	Except as provided below as well as in Section 2(3) and Section 2(5) below, SORBION will accept all Product orders that are issued by ALLIQUA and that are consistent with the valid price list (see para. (6) below). However, the individual purchase contract shall come into effect only on acceptance of the order of ALLIQUA by SORBION. SORBION shall send an order confirmation. SORBION is entitled to stop accepting orders for the PRODUCTS, only to the extent SORBION decides to do so generally for all markets worldwide, after informing ALLIQUA in writing with a notice period of six months. Orders of ALLIQUA accepted by SORBION before the end of such notice period shall remain unaffected. Further, SORBION may decide to not to accept orders if the respective Products are - pursuant SORBION's sole discretion - not marketable or defective or if there is the risk or suspicion that the respective Products do not comply with the requirements set out in Section 4(1) below.

(4)	SORBION will deliver PRODUCTS to ALLIQUA by the delivery date set forth on ALLIQUA's order, provided that such delivery date is no sooner than 30 days after the date of such order.

(5)	Events of force majeure hindering the Parties in fulfilling their contractual obligations in part or in total, shall exempt and free the relevant Party from its obligation to fulfill this contract until the events of force majeure do not exist anymore. The following shall be regarded as events of force majeure: fire, natural disaster, war, revolution, riots, acts of terrorism, shortage of raw materials, strike, lockouts, disturbances in seller's business or business of suppliers, acts of government or authority. The other Party may terminate the contract if the event of force majeure lasts for more than six months or if the party terminating the contract can reasonably demonstrate that it would be unreasonable for the party to continuously be bound by the contract.

(6)	SORBION is free to determine its prices and conditions. At least 30 days before the beginning of each calendar year starting with 2015, SORBION shall send ALLIQUA the valid price list which shall remain in effect for the duration of such calendar year. The currently valid price list which shall remain in effect for calendar years 2013 and 2014 is attached to this AGREEMENT as Exhibit D. The prices according to Exhibit D are ex works and have to be paid within 30 days after date of invoice with 3% deduction or 45 days after date of invoice without deduction. SORBION will invoice ALLIQUA for each PRODUCT order upon shipment of the PRODUCTS covered by the order to ALLIQUA. For the avoidance of doubt, prices do not include any import taxes, sales taxes, duty or other governmental fees which have to be paid by ALLIQUA. Notwithstanding anything to the contrary: (i) Sorbion will pay for fifty percent (50%) of Shipment Costs (as defined below) with respect to PRODUCT orders that are for less than 50.000,00 € and (ii) Sorbion will pay for one hundred percent (100%) of Shipment Costs with respect to PRODUCT orders that are equal or above 50.000,00 €. "Shipment Costs" means the following costs associated with an order of PRODUCTS: (i) shipping costs (via a mutually agreed upon means of shipping), (ii) other logistics costs, including customs clearance costs and (iii) import taxes, sales taxes, duties and other governmental fees.

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(7)	In cases of late payment for PRODUCTS that conform to the requirements of this AGREEMENT, SORBION is entitled to claim interest in the amount of 8 % p. a. Further claims for damages remain unaffected.

section 3 Exclusivity

(1)	ALLIQUA shall act as SORBION's exclusive distributor for the PRODUCTS within the TERRITORY for the term of this AGREEMENT (subject to the limited exceptions provided for in Sections 1(1)(a) and {b) and also subject to ppara. (3) and (4) below). As long as exclusivity is granted to ALLIQUA, SORBION will not itself sell any PRODUCTS into the TERRITORY or appoint any third party to sell PRODUCTS into the TERRITORY (other than the existing appointments of SYSTAGENIX and CAROLON as distributors of ANNEX 1 PRODUCTS and ANNEX 2 PRODUCTS, respectively, as provided in Sections 1(1)(a) and (b)) without ALLIQUA's approval. In addition, SORBION agrees that it will use its best efforts to insure that the PRODUCTS are not sold from another territory into the TERRITORY.

(2)	The exclusivity granted to ALLIQUA under this AGREEMENT is conditioned on ALLIQUA purchasing from SORBION, during calendar year 2014 and each calendar year thereafter during the term of this AGREEMENT, PRODUCTS for an aggregate purchase price that equals or exceeds the minimum purchase amount that is set forth for such calendar year on Exhibit E (the "MINIMUM ANNUAL PURCHASE AMOUNT"). If ALLIQUA fails to make PRODUCT purchases for payments that, in the aggregate, equal or exceed the MINIMUM ANNUAL PURCHASE AMOUNT for a given calendar year, then ALLIQUA may, at its sole discretion, cure such failure by paying SORBION, within 45 days after the end of such calendar year, an amount equal to such MINIMUM ANNUAL PURCHASE AMOUNT minus the aggregate payments made by ALLIQUA for PRODUCT purchases for such year. SORBION's sole and exclusive remedy for any failure by ALLIQUA to pay the MINIMUM ANNUAL PURCHASE AMOUNT for a given calendar year shall be as set forth below in Section 3(3), Section 3(4) and Section 3(5).

(3)	If ALLIQUA fails to pay the applicable MINIMUM ANNUAL PURCHASE AMOUNT for a given calendar year in accordance with para. (2) above, SORBION is entitled to terminate the exclusivity right of ALLIQUA immediately and convert ALLIQUA's rights under this AGREEMENT to non-exclusive rights. In addition, if ALLIQUA fails to pay the MINIMUM ANNUAL PURCHASE AMOUNT in accordance with para. (2) above for two subsequent calendar years, SORBION shall have the right to terminate this AGREEMENT in its entirety upon ninety (90) days prior, written notice to ALLIQUA.

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(4)	Notwithstanding anything to the contrary, ALLIQUA shall not be required to purchase the MINIMUM ANNUAL PURCHASE AMOUNT in order to retain the exclusivity granted to ALLIQUA under this AGREEMENT, and SORBION shall have no termination right under Section 3(3) above, if SORBION fails to supply PRODUCTS to ALLIQUA that meet the requirements of this AGREEMENT, whether on account of an Event of Force Majeure, on account of SORBION no longer accepting orders pursuant to Section 2(3) with regard to any PRODUCT or a cessation of sales pursuant to Section 4(6) with regard to any PRODUCT, or otherwise. Further, ALLIQUA shall not be required to purchase the MINIMUM ANNUAL PURCHASE AMOUNT regarding the calendar year 2014 in order to retain the exclusivity granted to ALLIQUA under this AGREEMENT, and SORBION shall have no termination right under Section 3(3) above, if ALLIQUA acquires CAROLON's rights to distribute the ANNEX 2 PRODUCTS in the TERRITORY.

(5)	Further, any material breach of this AGREEMENT by ALLIQUA will entitle SORBION to terminate the exclusivity by providing ALLIQUA with thirty (30) days prior, written notice of such termination; provided, however, that such exclusivity will not terminate if ALLIQUA cures such breach by the end of such thirty (30) day period. This shall not affect any other rights or remedies of SORBION arising from such failure, especially the right to terminate the whole AGREEMENT in accordance with section 10.

section 4

Agreement of Quality Assurance

(1)	SORBION declares conformity with the essential requirements as stated in Annex I of the European medical device directive 93/42/EEC and confirms to maintain a complete quality management system as required by Annex II of 93/42/EEC. SORBION represents, warrants and covenants that the PRODUCTS at all times shall be: (i) labeled internationally, including English language and English language instructions for use, and in compliance with all applicable laws and regulations in the TERRITORY and (ii) the PRODUCTS at all times shall meet all applicable laws and regulations pertaining to the sale of the PRODUCTS in the TERRITORY. If legal provisions or authority directives in the TERRITORY require a change in the PRODUCTS ALLIQUA is obliged to inform SORBION.

(2)	ALLIQUA is obliged to ensure that its marketing practices with respect to the PRODUCTS complies with local or other laws. ALLIQUA is liable for any damages, financial or of any other kind, which are caused by failure to meet the foregoing requirement.

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(3)	ALLIQUA will comply with all statutory and/or official regulations, laws, instructions, decisions and/or statutes which affect ALLIQUA and its enterprise as well as the possibility of the sale of the PRODUCTS in the TERRITORY. ALLIQUA will pay all taxes, license fees, permit fees or registration fees and other costs and charges incurred by ALLIQUA connected with the establishment and/or the operation of ALLIQUA's business as well as the sale of the PRODUCTS, insofar as such exist.

(4)	SORBION will be responsible, at its expense, for (i) obtaining and maintaining any required regulatory approvals and clearances with respect to the PRODUCTS in the TERRITORY, (ii) responding to requests from regulatory authorities in the TERRITORY with respect to the PRODUCTS, (iii) reporting any adverse events with respect to the PRODUCTS to applicable regulatory authorities in accordance with applicable laws and regulations, (iv) conducting any clinical studies with respect to the PRODUCTS and (v) obtaining reimbursement approvals for the PRODUCTS in the TERRITORY.

(5)	ALLIQUA will promptly report to SORBION any adverse events of which ALLIQUA becomes aware with regard to the PRODUCTS. ALLIQUA will conduct its distribution activities (including but not restricted to the keeping of distribution records, complaint handling, and problem reporting to SORBION and recall procedures) in accordance with applicable laws and regulations in the TERRITORY. ALLIQUA will provide for adequate insurance with regard to its distribution activities. ALLIQUA undertakes reasonable efforts to market the SORBION brand in the TERRITORY.

(6)	SORBION has the right to instruct ALLIQUA to immediately cease sales of the PRODUCTS in the event such sales would violate any applicable law, or would expose SORBION to product defect liability in the event of non-conformity. Such right of SORBION is in addition to its rights under section 2(3) of this AGREEMENT.

(7)	All marketing materials such as brochures, internet marketing and any kind of advertising must be in conformity of the PRODUCT's respective instructions for use and have to be agreed upon with SORBION before launch. SORBION will not unreasonably withhold its approval of any such marketing materials. Changes in the PRODUCTS, the packaging and design are only allowed with prior written consent of SORBION. SORBION may provide for marketing, branding, corporate identity- and compliance-schemes and materials, which ALLIQUA must use commercially reasonable efforts to comply with and use. ALLIQUA must inform SORBION if ALLIQUA becomes aware of that such schemes and materials violate or interfere with applicable law in the TERRITORY, in which event the PARTIES will adjust such schemes and/or materials to accomplish the directive of SORBION at the best.

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(8)	ALLIQUA will provide user support for local customers and be responsible for post-market surveillance in the TERRITORY (provided that SORBION shall be responsible for any reporting obligations to applicable regulatory authorities). ALLIQUA will establish procedures for complaint handling and will inform SORBION without undue delay of any problems relating to the PRODUCTS.

(9)	ALLIQUA will introduce and maintain a system for keeping distribution records, which enables ALLIQUA to perform a product recall, if such recall should become necessary. ALLIQUA will establish procedures to perform such a recall procedure. The distribution records will be kept for five years after the PRODUCTS "use-by"-date, even if the exclusivity and/ or the AGREEMENT have expired. In the event that a recall of the PRODUCTS becomes necessary, SORBION will provide to ALLIQUA instructions on recall procedures which shall be followed by ALLIQUA to the extent commercially reasonable. Costs of any recalls shall be borne by SORBION, unless recall necessity is solely as a result of ALLIQUA's negligence.

(10)	ALLIQUA will follow the applicable regulations for marketing medical devices and the applicable regulations on fair competition and fair dealing. Even if there are no local restrictions in the TERRITORY, ALLIQUA will not use fraudulent or misleading advertising or marketing.

section 5

Use of trademarks and intellectual property

(1)	SORBION grants to ALLIQUA the right to use the trademarks SORBION, SORBION Sachet S, SORBION Sana for the sale and distribution of the PRODUCTS delivered by SORBION to customers in the TERRITORY and for marketing activities in the TERRITORY under the terms and for the duration of this AGREEMENT as long as it is clearly indicated that the Product is manufactured by SORBION and imported and distributed by ALLIQUA.

(2)	ALLIQUA will market, sell and deliver the PRODUCTS as provided by SORBION only under the SORBION SORBION Sachet S, SORBION Sana trademark and Logo with the original package and directions for use. SORBION will add a reference identifying ALLIQUA as responsible importer /vendor and/or local contact. The design requires the prior written consent of both PARTIES.

(3)	ALLIQUA agrees not to use any name or trademark similar to, confusingly or deceptively similar with the trademarks of SORBION and to assist SORBION, at SORBION's request and expense, in taking all reasonable steps to defend or to protect its trademarks relating to the PRODUCTS in the TERRITORY.

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(4)	From the marketing, sale, distribution, or other use of the PRODUCTS, ALLIQUA generally does not derive any right regarding the trademark, Logo, symbols or part thereof of SORBION. If local law grants any such rights to ALLIQUA, ALLIQUA is obliged and guarantees to return the right to SORBION immediately after the end of exclusivity and/or the AGREEMENT without costs to SORBION.

(5)	ALLIQUA undertakes to use intellectual property (i.e. trademarks, patents, know-how, copyright) belonging to SORBION only in the manner and to the extent expressly permitted by this AGREEMENT or in writing by SORBION. ALLIQUA will provide all possible co-operation and assistance, at SORBION's request and expense, in SORBION's efforts to protect its intellectual property in the TERRITORY.

section 6

Sales Forecast / Market Analysis

(1)	ALLI QUA shall provide SORBION with a first market analysis for 2014 on or before 30.11.2013.

(2)	In each quarter ALLIQUA shall provide SORBION with a marketing- and activity-report, relating to its own activities and the general market development with respect to the PRODUCTS.

(3)	Not later than thirty (30) days prior to first day of each calendar quarter during the term of this AGREEMENT, ALLIQUA shall also provide to SORBION: (i) its non-binding written forecast of ALLIQUA's good faith written estimate of expected requirements for PRODUCTS during the following 12 months, and (ii) its binding written forecast of ALLIQUA's requirements for PRODUCTS, during such calendar quarter {for example, the forecast for the first calendar quarter of each year shall be provided not later than 30 days prior to the first day of the first calendar quarter of such year). Each such binding forecast shall be broken down on a month-by-month basis for the applicable calendar quarter.

(4)	SORBION shall provide ALLIQUA with any information regarding SORBION's sales activity outside the TERRITORY, including for new products and special marketing activities, except regarding confidential information as determined by SORBION.

section 7

Warranty and liability

(1)	ALLIQUA shall examine the PRODUCTS promptly after collection/delivery of the PRODUCTS for any damage that is obvious from a visual inspection ("Obvious Defects"). Obvious defects shall be notified to SORBION in writing immediately, in any event not later than seven days after receipt. Defects that are not Obvious Defects have to be notified promptly after discovery. If SORBION is not notified in time, all claims are excluded.

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(2)	If the delivered PRODUCTS are not conforming to the specifications agreed between the PARTIES or the other requirements of this AGREEMENT (hereinafter referred to as "DEFECTIVE PRODUCTS" or "DEFECT") SORBION at its choice will either render substitutive delivery or repair, promptly and at no additional cost to ALLIQUADEFECTIVE PRODUCTS shall, on demand of SORBION and at its costs, be returned or be demolished. If SORBION fails to fill the order at issue with PRODUCTS that are not DEFECTIVE PRODUCTS within 30 days after ALLIQUA’s original requested delivery date, then ALLIQUA has the right to rescind the relevant portion of the order upon notice to SORBION, in which event SORBION will refund to ALLIQUA any amounts previously paid by ALLIQUA with respect to such order.

(3)	THE WARRANTY AND LIABILITY OF SORBION IS EXCLUDED, IF THE DEFECT IS BASED ON A USE OUTSIDE THE TERRITORY, IMPROPER TRANSPORT OR STORAGE BY ALLIQUA, OR BECAUSE ALLIQUA HAS DISREGARDED WRITTEN INSTRUCTIONS OF SORBION WITH RESPECT TO THE STORAGE OR HANDLING OF PRODUCTS.

(4)	To the best knowledge of SORBION the use of the trademarks and use or sale of the PRODUCTS does not infringe any rights of third parties. HOWEVER NO WARRANTY ABOUT THE ABSENCE OF AN INFRINGEMENT OF THIRD PARTIES' INTELLECTUAL PROPERTY RIGHTS IN THE TERRITORY IS GIVEN AND ABOUT THE FACT OF THE CONTINUANCE OF THE TRADEMARKS AND THE UNDERLYING INTELLECTUAL PROPERTY CONCERNI NG THE PRODUCTS.

(5)	SUBJECT TO SECTION 7 (6) BELOW, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT OR THE PRODUCTS (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUES OR BUSINESS) WHETHER ARISING OUT OF WARRANTY, INDEMNITY, CONTRACT, NEGLIGENCE OR OTHER TORT, OR OTHERWISE.

(6)	Notwithstanding anything to the contrary, the liability exclusions set forth in section 7 (5) will not apply to: (i) any damages arising from a PARTY's gross negligence, fraud or willful misconduct or (ii) the PARTIES' respective indemnity obligations under section 8.

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section 8

Product liability

(1)	SORBION shall indemnify, defend and hold ALLI QUA and its affiliates and its and their respective officers, directors, employees and agents harmless against any claims, actions, lawsuits and investigations brought by a third party ("THIRD PARTY CLAIMS") and will pay any settlements, awards, fines and reasonable attorney's fees and expenses and court costs associated with such THIRD PARTY CLAIMS (collectively, "LOSSES"), in each case to the extent arising from or relating to any assertion that any Product contains a defect, such as faulty design, materials or workmanship, unless caused by ALLIQUA's negligence, fraud or willful misconduct; provided, however, that ALLIQUA provide proper notice of the potential THIRD PARTY CLAIM in accordance with section 8(2) below, and provided that SORBION shall have the exclusive right, subject to its own indemnity insurance agreements, to select counsel and to accept or reject any offers of settlement with adverse parties. SORBION'S right to select counsel and to have exclusive right to accept or reject any offers of settlement shall be a precondition for any indemnification. This clause shall not apply to any THIRD PARTY CLAIM related solely to unauthorized sales made in contravention of a cessation instruction under section 4(6) of this AGREEMENT.

(2)	ALLIQUA shall immediately notify SORBION in writing of any notice or claim for which ALLIQUA seeks indemnity pursuant to section 8(1) and of the commencement of any suit or action with respect to any such claim, but in no event more than five (5) business days following the first day ALLIQUA becomes aware of the suit or action; provided, however, that the failure to give timely notice hereunder will not affect rights to indemnification hereunder if Alliqua has committed this failure neither deliberately nor carelessly. ALLIQUA shall permit SORBION to become informed of and to follow any such proceedings.

(3)	ALLIQUA shall indemnify, defend and hold SORBION and its affiliates and its and their respective officers, directors, employees and agents harmless against any THIRD PARTY CLAIMS, and will pay any associated LOSSES, in each case to the extent arising from or relating to ALLIQUA's negligence, fraud or willful misconduct.

(4)	In the event one PARTY is liable to indemnify the other hereunder, the indemnity shall include any and all liability as against third parties, as well as reasonable legal and any other costs incurred in defending or settling such claims.

(5)	The provisions of this section 8 shall not be affected by the completion, termination or cancellation of this AGREEMENT or any part thereof, and shall apply notwithstanding any other provisions of this AGREEMENT.

section 9

Purchase of PRODUCTS; Competition

(1)	ALLIQUA shall purchase the PRODUCTS only from SORBION.

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(2)	ALLIQUA shall not during the term of the AGREEMENT without the prior written consent of SORBION, whether directly or indirectly, itself or through third parties, distribute, sell, advertise or otherwise market any wound dressing containing alginate nor any superabsorbent products that compete with any of the PRODUCTS.

section 10

Duration / Termination of the AGREEMENT

(1)	The initial term of this AGREEMENT begins on the date appearing on the signature page below and ends on December 31, 2018.

(2)	In September 2014, the PARTIES will agree on Minimum Annual Purchase Amount to be met in 2018. If these Minimum Annual Purchase Amount is met, the Distributor AGREEMENT shall be renewed automatically for another year after the initial term. If the PARTIES cannot agree on the Minimum Annual Purchase Amount for 2018 until 31 September 2014 or until a mutually agreed extension date, the AGREEMENT will end automatically on December 31, 2018. Likewise, the PARTIES will agree within September 2015, September 2016, September 2017 and - as the case may be - September 2018 on Minimum Annual Purchase Amounts to be met in 2019, 2020, 2021 and 2022, and if the Minimum Annual Purchase Amount for any such year is met, then the AGREEMENT will be renewed automatically, each time for another year. Therefore, if the agreed Minimum Annual Purchase Amounts are met by ALLIQUA each year, the total duration of AGREEMENT will be extended until December 31, 2023. The PARTIES will negotiate on any further extension mutually.

(3)	ALLIQUA may terminate this AGREEMENT at any time upon six (6) months prior, written notice to SORBION.

(4)	Each PARTY's right to terminate this AGREEMENT for good cause remains unaffected. Good cause for termination by Sorbion shall be limited to the following:

•	a change in the ownership of ALLIQUA unless interference with the legitimate interests of SORBION is not thereby to be anticipated;
•	a material breach of obligations out of sales contracts concluded in the framework of this AGREEMENT (above all, the failure to settle outstanding purchase-price receivables), which breach is not cured within sixty (60) days after receiving written notice of such breach from SORBION;
•	ALLIQUA's material breach of any of its obligations under this AGREEMENT, which breach is not cured within sixty (60) days after receiving written notice of such breach from SORBION;
•	in case ALLIQUA at any time challenges any intellectual property of SORBION;

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•	ALLIQUA's application for opening of insolvency proceedings as well as the refusal to open insolvency proceedings for lack of assets, or any similar proceeding; or
•	full closure of business (other than on account of any PRODUCT or market issues or for other reasons outside of ALLIQUA's reasonable control), with an actual or anticipated duration of more than ninety (90) days.

(5)	The termination requires written form. It may be sent by fax, first-class mail or email using the notice address in Section 12 below.

(6)	The termination and ending of this AGREEMENT shall not affect the purchase contracts concluded in the course of its performance. In the event of any termination, SORBION will continue to supply ALLIQUA so that the latter can perform the transactions entered into with third parties in the normal course of business prior to expiry of the AGREEMENT.

(7)	Documents provided to ALLIQUA may no longer be used from the ending of the AGREEMENT and are to be returned, unless consumed as intended.

(8)	The use of intellectual property rights and designations in the sense of this AGREEMENT shall be ceased at the ending of the AGREEMENT; provided, however, that ALLIQUA shall be entitled to market and sell any PRODUCTS that are in inventory or on order as of the effective date of any expiration or termination of this AGREEMENT for a period of six (6) months after the effective date of such expiration or termination.

(9)	ALLIQUA will, at the ending of the AGREEMENT, cooperate in smoothly transferring the customer relations.

(10)	Termination of this AGREEMENT shall not give rise to a right of either PARTY hereto for compensation of any losses or damages incurred by the termination of this AGREEMENT only, which shall not affect either PARTY's rights or remedies for any other reason, including any reason to terminate this AGREEMENT. ALLIQUA especially shall have no claim against SORBION for compensation for loss of distribution rights, loss of goodwill or any similar loss.

(11)	The following provisions will survive any expiration or termination of this AGREEMENT: section 4 ("Agreement of Quality Assurance"), section 7 ('Warranty and liability"), section 8 ("Product liability"), section 10 ("Duration and Termination of the AGREEMENT"}, section 11 ("Confidentiality") and section 12 ("Miscellaneous").

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section 11 Confidentiality

Each PARTY hereby undertakes:

(a)	at all times during the continuance of this AGREEMENT and for five (5) years after its termination not to disclose or divulge the contents of this AGREEMENT to any third party, whether in whole or in part, without the prior written consent of the other PARTY, unless (i) the same is required in terms of any statutory or regulatory obligation or requirement or exchange rules or (ii) on a confidential basis to any prospective financing source or acquirer and their advisors;

(b)	at all times during the continuance of this AGREEMENT and for five (5) years after its termination to maintain confidentiality of information which is marked "confidential" or "secret" or which might fairly be considered to be of a confidential nature, supplied by the other PARTY and including, but not limited to, trade secrets, know-how, procedures, formulas, statistics, marketing and sales plans, costs and pricing concepts not publicly released by the other PARTY;

(c)	on the expiry or termination of this AGREEMENT, or upon the request of the other PARTY made at any time, to deliver immediately to such other PARTY all documents and other materials in the possession, care, custody and/or control of the first PARTY that bear or incorporate the confidential information of the other PARTY whether in whole or in part; provided, however, such first PARTY will not be required to deliver any copies of documents or other materials necessary for its performance under this AGREEMENT or that are maintained in such PARTY's backup or archival systems.

section 12 Miscellaneous

(1)	Neither PARTY is entitled to transfer any rights or obligations under this AGREEMENT to third parties without the other PARTY's prior, written consent. However, notwithstanding the foregoing (but subject to SORBION's termination right under clause 10(4) to the extent applicable), either PARTY may, without any requirement to obtain the other PARTY's consent, transfer and assign its rights and obligations under this AGREEMENT to (i) an affiliated company of such PARTY or (ii) in connection with any merger, sale of equity interests, sale of all or substantially all assets or other change of control transaction relating to such PARTY or such PARTY's line of business to which this AGREEMENT relates.

(2)	This AGREEMENT shall not be altered or modified, unless in writing and signed by both PARTIES hereto. The same applies for any modification of this requirement of the written form. The Exhibits are an integral part of this AGREEMENT.

(3)	NOTICES: All notices, requests, demands and other communications provided for in this AGREEMENT shall: (a) be in writing; (b) be sent by hand delivery, first class mail, overnight courier, email or facsimile transmission and {c) be addressed to the PARTIES hereto as indicated below unless otherwise specified in writing by any such PARTY.

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If to Sorbion: Olaf Ohm

Im Südfeld 11,

48308 Senden,

Germany o.ohm@sorbion.com

If to Alliqua:

Brian Posner, Chief Financial Officer

2150 Cabot Blvd West

Langhorne, PA 19047 United States

bposner@alliqua.com

(4)	This AGREEMENT shall to the greatest extent possible be interpreted in such a manner as to comply with the applicable laws. However, if any provision hereof is, notwithstanding such interpretation, determined to be or become invalid or unenforceable, or if there is an omission, the remaining provisions of this AGREEMENT shall remain to be binding upon the PARTIES. The PARTIES agree to replace any such invalid or unenforceable provision by a valid and enforceable one which comes as close as possible to the original purpose and intention of the invalid or unenforceable provision. In the event of an omission, a provision which corresponds with the intention and purpose of what would have been agreed between the PARTIES if the matter had been considered at the outset shall be deemed to have been agreed.

(5)	In the event of any controversy or claim arising out of or relating to any provision of this AGREEMENT or the breach thereof, the PARTIES shall try to settle the problem amicably between themselves. Should they fail to agree, any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be determined by confidential arbitration administered by the American Arbitration Association in accordance with its International Arbitration Rules. The number of arbitrators shall be one. The place of arbitration shall be New York, New York. The language of the arbitration shall be English. The Parties agree to keep the substance of the arbitration confidential except to the extent commercially necessary. The Parties agree not to make any public statements, written or verbal, or cause or encourage others to make any public statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of each other, its employees, directors, and officers. The Parties acknowledge and agree that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to, the news media, investors, potential investors, any board of directors or advisory board or directors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and clients. The Parties understand and agree that this Paragraph is a material provision of this Agreement and that any breach of this Paragraph shall be a material breach of this Agreement, and that each Party would be irreparably harmed by violation of this provision. For the avoidance of doubt, any sale of PRODUCTS are on basis of Section XIII of the General Terms and Conditions of Sale and Transfer and not subject to the sentences stated before.

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(5)	This AGREEMENT, and any disputes directly or indirectly arising from or relating to this AGREEMENT, will be construed and controlled by the laws of the State of New York, U.S.A. (without reference to the choice of law rules thereof).

(6)	This AGREEMENT (including the Exhibits attached hereto) constitutes the final, complete and exclusive agreement of the PARTIES concerning the subject matter hereof, and supersedes any other communication related hereto.

(7)	This AGREEMENT may be executed in multiple counterparts (which may be exchanged by facsimile or via email by .pdf copies), each of which will be deemed an original and all of which together will constitute one instrument.

(signature page follows)

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1. Exhibit - A Territory

•	United States of America

•	Canada

•	Latin America

Exh. A

Exhibit B, Annex 1 Annex 1 Products

Product Name	VE	SAP-Nr.	Artikei-Nr.
sorbion sachet S 10 x 10 cm US	10	10012	22143004-10
sorbion sachet S 20 x 10 cm US	10	10022	22143009-10
sorbion sachet S 20 x 20 cm US	10	20033	22143006-10
sorbion sachet S 30 x 20 cm US	10	20039	22143007-10

Exh. B. Annex 1

Exhibit B, Annex 2 Annex 2 Products

Product Name	VE	SAP-Nr.	Artikei-Nr.
sorbion sachet S 7,5 x 7,5 cm US	10	10002	22143002-10
sorbion sachet S 12,5x10 cm US	10	10046	22143018-10
sorbion sachet S Drainaqe 10 x 10 em US	10	10048	22143008-10
sorbion sachet multi star ø 8 cm US	10	10222	22143019-10
sorbion sachet multi star ø 14 cm US	10	10223	22143020-10
sorbion sachet border 10 x 10 cm	10	10107	22663011-10
sorbion sachet border 15 x 15 cm US	10	10189	22663004-10
sorbion sachet border 25 x 15 cm US	10	10188	22663009-10
sorbion sachet border 25 x 25 cm US	10	10190	22663006-10

Exh. B. Annex 2

Exhibit B, Annex 3 Annex 3 Products

Product Name	VE	SAP-Nr.	Artikei-Nr.
sorbion sana gentle 8,5 x 8,5cm US	10	10224	25523002-10
sorbion sana gentle 12 x 12cm US	10	20225	25523004-10
sorbion sana gentle 22 x 12cm US	10	10226	25523009-10
sorbion sana gentle 22 x 22cm US	10	10227	25523006-1 0
sorbion sana gentle 32 x 22cm US	10	10228	25523007-10
sorbion sana multi star iii 11em	10	10214	25143019-10
sorbion sana multi star iii 17 em	10	10217	25143020-10

Exh. B. Annex 3

Exhibit C

General Terms and Conditions

I.	General
1.	These General Terms and Conditions for the Sale of Goods shall only apply to natural persons or entities, or the partnerships with legal personality acting in their commercial or self- employed capacity (entrepreneurs) at the time the contract is concluded and shall exclusively apply.
2.	Conflicting, deviating or supplementary terms and conditions laid down by the buyer shall not be recognized unless previously and expressly approved by the seller in writing. These General Terms and Conditions for the Sale of Goods shall also apply when the seller supplies the buyer without reservation after having been informed of conflicting or divergent terms and conditions on the part of the buyer.
3.	These conditions shall govern any and all future contract of sale between the seller and the buyer.

II.	Orders and Specifications

1.	The seller's quotations are subject to change and are non-binding, unless the seller has explicitly designated them as binding. Any apparent mistakes due to error In any sales literature, quotation, price list, acceptance of offer, invoice or other document of information issued by the seller shall be subject to correction without any liability on our part.
2.	Upon placing an order for the required goods, the buyer shall make a binding offer to enter into a contract.
3.	The seller shall be entitled to accept the offer within five working days either by dispatching an order confirmation or by dispatching the ordered goods within the same period.
4.	If the goods are to be manufactured or any changes have to be made to the goods, the packaging or instructions of use by the seller in accordance with a specification submitted by the buyer, the buyer shall indemnify the seller against any loss, damages, costs and expenses which results from the seller's use of the buyer's specification.
5.	The seller hereby reserves all proprietary and intellectual property rights as well as copyrights to any and all illustrations, calculations, drawing and other documentation. The buyer may only disclose such items to third parties with the seller's written consent, regardless of whether or not the seller has designated such items as confidential. The same shall apply to the transmission of information relating to seller's products which may have been made available to the buyer.

Ill.	Price of the Goods
1.	The price of the goods shall be the seller's quoted price or, where no price has been quoted; the price listed in the seller's published price list current at the date of acceptance of the order. Where the goods are supplied for the export from Germany, the seller's published export price list shall apply.
2.	The seller reserves the right, by giving notice to the buyer at any time before delivery, to adequately Increase or decrease the price of goods to reflect an increase or decrease in the costs of the products which is due to any factor beyond seller's control (such as foreign exchange fluctuation, currency regulation, alteration of duties, significant increase in the costs of materials or other costs of the manufacture).
3.	Except as otherwise stated in any of the seller's quotations or in any price list and agreed in writing, all prices are given on an ex works basis. If seller agrees to deliver the goods otherwise, the buyer shall be liable to pay the seller's charges for transportation, packing, duties and insurance.
4.	The price is exclusive of any applicable value added tax, which the buyer shall be additionally obliged to pay to the seller.

Exh. C -1

IV.	Terms of Payment
1.	The buyer shall pay the price of the goods within 30 days of receipt of the seller's invoice. Agreed discounts shall only be accepted if payment reaches seller within the agreed period and no overdue invoices remain. The amount of discount is not deductible from freight costs but only from the value of the goods.
2.	Payment shall be effected by interbank payment transaction only; no cheque or bill of exchange will be considered as fulfillment of the payment obligation.
3.	It may be agreed between the parties that the buyer has to deliver a letter of credit issued by any bank accepted by the seller. In this individual case it is assumed that any letter of credit will be issued in accordance with the Uniform Customs and Practice for Documentary Credits, 1993 Revision, ICC Publication No. 500.
4.	If the buyer fails on make any payment on the due date then, without prejudice to any other right or remedy available to seller, seller shall be entitled to suspend further deliveries and/or to charge the buyer interest on the amount unpaid, at the rate of 8 percentage points per annum above European Central Bank reference rate from then being valid, until payment in full is made. The buyer shall be entitled to prove that the delay of payment caused no or little damage only.
5.	A complaint lodged by the buyer shall not release him from any duty to effect payment. With the exception of uncontested or legally enforced claims, the buyer shall not be entitled to withhold payment or offset such payments against any counterclaims he/she may be enforcing. Incoming payments shall amortize outstanding debts in the order in which they have occurred. Place of fulfillment of payment is the main place of business of seller.

V.	Delivery

1.	Delivery of the goods shall be made by the buyer collecting the goods at the seller's premises at any time after seller has notified the buyer that the goods are ready for collection or, If some other place for delivery is agreed by seller, by delivering the goods to that place.
2.	Where delivery of the goods is to be made by seller in bulk, seller reserves the right to deliver up to 3% more or 3% less than the quantity ordered without any adjustment in the price, and the quantity so delivered shall be deemed to be in the quantity ordered.
3.	If a binding time for delivery is explicitly provided for in the contract, and seller fails to deliver and it responsible for failing to deliver within such time or any extension thereof granted, the buyer shall be entitled, on giving to seller within a reasonable time notice in writing, to claim a reduction of 0,5% per week (up to a maximum of 5%) of the price payable under the contract, unless it can be reasonable concluded from the circumstances of the particular case that the buyer has suffered no loss. Further damages are excluded. This exclusion shall not apply if the business had to be settled on a fixed date or if the delay was caused grossly negligently or intentionally by seller, seller's agents or representatives or if there is any further breach of any essential contractual obligation. In this case the provisions of Section XI shall apply.
4.	If, except in cases of force majeure, seller fails within such time.of effecting delivery, the buyer shall be entitled by notice in writing to seller to fix a deadline after the expiry of which the buyer shall be entitled to terminate the contract. He may also recover from seller any loss suffered by the buyer by reason or seller's failure and according to the provisions of§§ 280, 281 German Civil Code.
5.	If the buyer fails to accept the delivery on due date, he shall nevertheless make any payment conditional on delivery as if the goods had been delivered. Seller shall be entitled to compensation of any loss and/or additional costs occurred and to arrange for the storage of the goods at the risk and cost of the buyer. If required by the buyer seller shall insure the goods at the cost of the buyer.

Exh. C -2

VI.	Transfer of Risks

Risk of damage to or loss of the goods shall pass to the buyer as follows:

in the case of goods to be delivered otherwise than the seller's premises,

•	at the time of delivery or, if the buyer wrongfully fails to take delivery of the goods, the time when the seller has tendered delivery of the goods;
•	in the case of goods to be delivered at the seller's premises ("ex works, lncoterms 2000) at the time when the seller notifies the buyer that the goods are available for collection

VII.	Retention of Title
1.	Notwithstanding delivery and the passing of risk in the goods, or any other provision of these conditions, the property in the goods shall not pass to the buyer until the seller has received payment in full of the price of the goods and all other goods agreed to be sold by the seller to the buyer for which payment is then due.
2.	After termination of the contract the seller shall have absolute authority to retake, sell or otherwise deal with or dispose of all or any part of the goods in which title remains vested in the seller.
3.	Until such time as the property in the goods passes to the buyer, the buyer shall hold the goods as the seller's fiduciary agent, and shall keep the goods properly stored, protected and insured.
4.	Until that time the buyer shall be entitled to resell or use the goods In the ordinary course of its business, but shall account to the seller for the proceeds of sale or otherwise of the goods including insurance proceeds, and shall keep all such proceeds separate from any moneys or properties of the buyer and third parties.
5.	If the goods are processed or reshaped by the buyer and if processing is done with the goods that seller has no property in, seller shall become co-owner of the goods. The same shall apply if the seller's goods are completely reshaped and mixed with other goods.

6.	If third parties take up steps to pledge to otherwise dispose of the goods, the buyer shall immediately notify the seller in order to enable the seller to seek a court injunction in accordance with § 771 of the German Code of Civil Procedure. If the buyer fails to do so in due time he will be held liable for any damages caused.

7.	The seller shall on demand of the buyer release any part of the collateral if the value of the collateral held in favour of the seller exceeds the value of the claims being secured. It is to the seller's decision to release those parts of the collateral suitable for him.

IV.	Storage, Resale

After acquisition of the goods the buyer is responsible for the adherence to the respective legal regulations for the storage and use of the goods. The goods shall be resold only in the unchanged original packaging.

IX.	Force Majeure
1.	Events of force majeure hindering the Parties in fulfilling their contractual obligations in part or in total, shall exempt and free the relevant Party from its obligation to fulfill this contract until the events of force majeure do not exist anymore.

The following shall be regarded as events of force majeure: fire, natural disaster, war, revolution, riots, acts of terrorism, shortage of raw materials, strike, lockouts, disturbances in seller's business or business of suppliers, acts of government or authority.

2.	The other Party may terminate the contract if the event of force majeure lasts for more than six months or if the party terminating the contract can reasonably demonstrate that it would be unreasonable for the party to continuously be bound by the contract.

X.	Warranties
1.	The buyer shall examine the goods immediately after delivery and in doing so check every delivery in any respect. Any claim by the buyer which is based on any defect in the quality or condition of the goods or their failure to correspond with the specifications shall be notified to the seller within reasonable time, but not later than 7 working days from the date of delivery.
2.	The seller warrants that all items delivered under this agreement will be free from defects in material and workmanship, conform to applicable specifications, and, to the extent that detailed designs have not been furnished by the buyer, will be free from design defects and suitable for the normal use.

Exh. C -3

3.	The seller shall not be liable for the goods being fit for a particular purpose unless otherwise agreed upon, to which the buyer intends to put them. The seller if not liable for the goods being suitable for the export to and the use in other countries than agreed by the parties.
4.	The above warranty is limited as follows:
•	the seller shall not be liable in respect of any defect in the goods arising from any design or specification supplied by the buyer;
•	the above warranty does not extend to parts, materials or equipment manufactured by or on behalf of the buyer unless such warranty is given by the manufacturer to the seller.
5.	This warranty does not cover defects in the goods or damages which are due to improper instruction or use (e.g. repeated use of goods; use of the goods in other countries than the agreed territory), combination with other products or maintenance misuse, disregard of instruction, neglect or any cause other than ordinary commercial application.
6.	Where any valid claim in respect of any goods which is based on any defect in the quality or condition of the goods or their failure to meet specifications is notified to the seller in accordance with this Conditions, the seller shall be entitled at the seller's sole decision to either replace the goods free of charge or repair the goods. Expenses incurred in remedying the defects, most notably transportation, labour costs and costs of materials shall be born by seller provided that such costs do not increase as a result of the goods being transported to a destination other than the place of fulfillment. It the seller is neither ready nor able to either repair or replace the goods after two attempts the buyer shall be entitled at the buyer's sole decision to claim for a reduction of price or the cancellation of the contract.
7.	Claims relating to defects shall become statute-barred within one year of the goods being delivered. The statutory limitation periods shall apply in cases where seller can be charged with malice or intent or damages to life, limb or health. The limitation period in the cases of delivery regress according to §§ 478, 479 German Civil Code remains unaffected.

XI.	Liability
1.	In accordance with the statutory provisions, the seller shall bear unlimited liability for damage to life, limb and health based on a negligent or intentional breach of duty on part of the seller, on the part of seller's legal representatives or seller's vicarious agents, and for damage subject to liability pursuant to the German Product liability Act ("Produkthaftungsgesetz") and/ or mandatory foreign product liability laws in countries the goods were agreed to be used in.
2.	Seller shall be liable to the extent provided for by law for damage which is not covered by Clause 1 and which is based on an Intentional or grossly negligent breach of duty or malice on seller's part as well as that of our legal representatives or our vicarious agents. In that event, however, seller's liability shall be limited to the foreseeable typically arising damage unless seller, seller's legal representatives or vicarious agents have acted intentionally.
3.	To the extent that seller has issued a guarantee on quality and/or durability with respect to the goods or parts thereof, seller shall also be liable in the context of that guarantee. However, seller shall only be liable for damage based on the absence of the guaranteed quality or durability, but which does not directly injure the goods themselves, if the risk of such damage is clearly covered by the quality and durability warranty.
4.	Seller shall also be liable for damage caused by ordinary negligence, if such negligence relates to the breach of contractual obligations the observance of which is of particular significance to the achievement of the contract purpose (essential obligations). However, seller shall only be liable if the damage is typically associated with the contract, and is predictable.
5.	All other forms of liability shall be excluded, regardless of the legal nature of the claim asserted.

2.	XII. Miscellaneous

3.	The seller reserves the tight to improve or modify any of the products without prior notice, provided that such improvement or modification shall not affect the function of the product.

Exh. C -4

4.	This agreement shall not be assigned or transferred by buyer except with the written consent of the seller.

XIII.	Choice of law; Place of Jurisdiction

1.	This Agreement shall be governed by German Law, including the UN-Convention on the International Sale of Goods (CISG) but excluding the provisions of German International Private Law that might come to the application of foreign law.
2.	Place of jurisdiction shall be seller's principle place of business, Germany. The seller has the right to bring a claim before a court at the buyer's principal place of business.

Exh. C -5

Exhibit D Price list

Product Name	VE	SAP-Nr.	Article-Nr.	price in €
sorbion sachet S 7,5 x 7,5 cm US	10	10002	22143002-10€	13,10

sorbion sachet S 10 x 10 cm US	10	10012	22143004-10€	15,38

sorbion sachet S 12,5x10cm US	10	10046	22143018-10€	20,50

sorbion sachet S 20 x 10 cm US	10	10022	22143009-10€	33,20

sorbion sachet S 20 x 20 cm US	10	10033	22143006-10€	48,60

sorbion sachet S 30 x 20 cm US	10	10039	22143007-10€	71,00

sorbion sachet S Drainage 10 x 10 cm US	10	10048	22143008-10€	15,38

sorbion sachet multi star 0 8 cm US	10	10222	22143019-10€	14,50

sorbion sachet multi star 0 14 cm US	10	10223	22143020-10€	20,50

sorbion sachet border 10 x 1o cm	10	10107	22663011-10€	16,95

sorbion sachet border 15 x 15 cm US	10	10189	22663004-10€	17,38

sorbion sachet border 25 x 15 cm US	10	10188	22663009-10€	36,20

sorbion sachet border 25 x 25 cm US	10	10190	22663006-10€	49,60

sorbion sana gentle 8,5 x 8,5cm US	10	10224	25523002-10€	14,50

sorbion sana gentle 12 x 12cm US	10	20225	25523004-10€	23,50

sorbion sana gentle 22 x 12cm US	10	10226	25523009-10€	36,20

sorbion sana gentle 22 x 22cm US	10	10227	25523006-10€	49,60

sorbion sana gentle 32 x 22cm US	10	10228	25523007-10€	79,00

sorbion sana multi star 0 11 cm	10	10214	25143019-10€	24,50

sorbion sana multi star 0 17 cm	10	10217	25143020-10€	30,50

Order rebate = 10% off, if order = 30.000,00 €, order rebate = 15% off, if order 50,000€

Shipment Costs to be handled in accordance with Clause2(6) of the Agreement.

Exh. D-1

Exhibit E

Minimum Annual Purchase Amount

2014	2015	2016	2017
500.000,00	1.000.000,00	2.500.000,00	4.000.000,00

Exh. E-1

Senden, 23 September 2013	New York, 20th September 2013
Sorbion	Alliqua

/s/ Michael Stonner	/s/ David I. Johnson
Michael Stonner	David I. Johnson
managing director	C.E.O.

/s/ Olaf Ohm
Olaf Ohm
proxy

Annex B

Amendment to Distributor Agreement

B-1

6. FIRST AMENDMENT TO DISTRIBUTOR AGREEMENT

THIS FIRST AMENDMENT TO DISTRIBUTOR AGREEMENT (the "First Amendment") is made effective as of the Effective Date as defined herein between ALLIQUA BIOMEDICAL, INC., a Delaware corporation "Alliqua"), and BSN MEDICAL, INC., a Delaware corporation ("BSN").

BACKGROUND:

A.	Alliqua and Sorbion GmbH & Co KG ("Sorbion") have entered into that certain Distributor Agreement in September, 2013 (the "Original Agreement") pursuant to which Alliqua will sell certain products in the Territory (as defined therein).

B.	Sorbion assigned its rights and obligations under the Original Agreement to its affiliate BSN pursuant to an Assignment of Distributor Agreement dated June 16, 2015.

C.	The parties wish to amend the Original Agreement to provide for pricing, invoicing and payment in U.S. Dollars ("USD") instead of Euros and to make related conforming changes in the Original Agreement.

D.	All capitalized terms which are not defined herein have the meanings given to such terms in the Original Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.	Pricing. The prices set forth on Exhibit D of the Original Agreement, as such prices may have been amended or replaced pursuant to the terms of the Original Agreement, shall be converted from Euros to USD in accordance with the closing Exchange Rate (as defined below) on the Effective Date. BSN will deliver a revised price schedule to Alliqua promptly after the Effective Date. All subsequent price lists, invoicing, and payments shall be determined and communicated pursuant to Section 2(6) of the Original Agreement, and the price list provided for therein shall be in USD.

 1

2.	Minimum Annual Purchase Amount. The Minimum Annual Purchase Amount for calendar year 2015 as set fo1th on Exhibit E of the Original Agreement shall be conve1ted from Euros to USO in accordance with the Exchange Rate on the Effective Date, rounded to the nearest $1,000 (one thousand dollars). For calendar years 2016 and 2017, the Minimum annual Purchase Amount for such year set forth on Exhibit E of the Original Agreement shall be converted from Euros to USD in accordance with the Exchange Rate in effect on the last day of the preceding year (i.e., December 31, 2015 and December 31, 2016, respectively) , rounded to the nearest $1,000 (one thousand dollars); provided, however, that the Exchange Rate on such day shall not be more than five percent (5%) greater or five percent (5%) less than the Exchange Rate used for the most recent previous determination date for the Minimum Annual Purchase Amount pursuant to this First Amendment. If such Exchange Rate is more than five percent (5%) greater or five percent (5%) less than the Exchange Rate used for the most recent previous determination date for the Minimum Annual Purchase Amount pursuant to this First Amendment, it shall be rounded up or rounded down (as appropriate) so that it is no more than five percent (5%) greater or five percent (5%) less. All future Minimum Annual Purchase Amounts set in accordance with Section 10(2) of the Original Agreement shall be in USD. For the avoidance of doubt, the parties acknowledge and agree that parties are in discussions to amend and restate the Original Agreement, and accordingly, among other terms, the Minimum Annual Purchase Amount for the calendar years 2016 and 2017 may also be revised in connection with such amendment and restatement.

3.	Shipping Costs. Section 2(6) of the Original Agreement is amended by replacing the term "50,000 €" (fifty thousand euros) wherever it appears with the amount dete1mined by converting 50,000 (fifty thousand) Euros to USD at the Exchange Rate on the Effective Date, rounded to the nearest $1,000 (one thousand dollars).

4.	Order Rebate. Exhibit D of the Original Agreement is amended by replacing the term "50,000 €" (fifty thousand euros)where it appears as to the order rebate with the amount determined by converting 50,000 (fifty thousand) Euros to USD at the Exchange Rate on the Effective Date, rounded to the nearest $1,000 (one thousand dollars), and the term "30,000€" (thirty thousand euros) where it appears as to the order rebate with the amount determined by converting 30,000 Euros (thirty thousand euros) to USD at the Exchange Rate on the Effective Date, rounded to the nearest $1 ,000 (one thousand dollars) .

5.	Definitions: For purposes of this First Amendment:

(a)	The "Exchange Rate" for any day is the closing spot rate quoted by Reuters for such day (or the next succeeding business day if no rate is quoted for such day). If Euro-USD spot rates are no longer quoted by Reuters or become unavailable for any reason , the patties shall choose a recognized comparable quoted Euro-USD spot exchange rate.

(b)	The "Effective Date" is Jul y 31, 2015.

6.	Original Agreement; Further Assurances. Except as specifically amended by this Amendment, the Original Agreement remains in full force and effect.

 2

Section 11 (Confidentiality) and Section 12 (Miscellaneous) of the Original Agreement, as may have been amended in accordance with the Original Agreement, shall apply mutatis mutandis to this First Amendment. The patties shall execute such further documents and do any such further things as may be necessary to implement and carry out the intent of this First Amendment.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Distributor Agreement as of the Effective Date set forth above.

ALLIQUA BIOMEDICAL, INC.

By:	/s/ Brian M. Posner
Name: Brian M. Posner
Title: CFO

7.	BSN MEDICAL, INC.

By:	/s/ Joseph Carpinelli
Name: Joseph Carpinelli
Title: VP Finance - NA

 3

8.         Annex C

Assignment of Distributor Agreement

C-1

ASSIGNMENT OF DISTRIBUTOR AGREEMENT

THIS ASSIGNMENT OF DISTRIBUTOR AGREEMENT (this "Assignment") is effective as of June 18th, 2015 (the "Assignment Effective· Date") by and between Sorbion GmbH (legal successor to Sorbion GmbH & Co. KG) ("Assignor") and BSN medical, Inc. ("Assignee") (each, a "Party" and collectively, the "Parties").

WITNESSETH :

WHEREAS, Assignor and Alliqua Biomedical, Inc. ("Alliqua") entered into that certain Distributor Agreement (the "Agreement") dated as of September 23, 2013, pursuant to which Assignor granted Alliqua the exclusive right to sell ce1tain products within the United States of America, Canada and Latin America;

WHEREAS, Assignor, pursuant to an internal reorganization, conve1ted from a limited partnership ,to a limited liability company under the laws of the Federal Republic of Germany in March 2015, and as such all of the rights, privileges, powers, debts, liabilities and duties, including those incurred contractually by the converting entity, remain vested in the limited liability company to which such limited partnership has conve1ted;

WHEREAS, pursuant to Section 12(1)(i) of the Agreement, Assignor desires to ·assign to Assignee, an affiliated company of Assignor, all of its rights, duties and obligations under the Agreement; and

WHEREAS, Assignee desires to accept such assignment of rights, duties and obligations under the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements of the Parties as set forth below, and intending to be legally bound, the Parties agree as follows:

1.	Assignment and Assumption .

l.l. Assignor irrevocably (a) assigns to Assignee all of its rights under the Agreement and (b) delegates to Assignee all of its duties and obligations under the Agreement as of and following the Assignment Effective Date.

1.2. Assignee unconditionally accepts all of Assignor's rights, duties and obligations in, to and under the Agreement, and assumes and agrees to be bound by, fulfill, perform and discharge all of the liabilities, obligations, duties and covenants under or arising out of the Agreement as of and following the Assignment Effective Date.

2.	Miscellaneous.

2. 1. This Assignment will be construed and interpreted in accordance with the laws of the State of New York without regard to conflict of law principles.

2.2. This Assignment may be executed in any number of counterparts (by fax, pdf or other electronic signatures), each of which shall be deemed to be an original but all of which shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Patties have caused their duly authorized representatives to execute this Assignment as of the Assignment Effective Date.

Sorbion GmbH		BSN medical, Inc.

By:	/s/ Erik Korte	By:	/s/ Joseph Carpinelli
Name: Erik Korte		Name: Joseph Carpinelli
Title: Authorized Representative		Title: Vice President, Finance -North America

By:	/s/ Emil Billbaeck
Name: Emil Billbaeck
Title: Authorized Representative

Exhibit A

GENERAL BILL OF SALE AND ASSIGNMENT

This General Bill of Sale and Assignment (this “Bill of Sale”), dated as of [June 21, 2016], is executed and delivered by Alliqua Biomedical, Inc., a Delaware corporation (“Seller”) to BSN medical, Inc., a Delaware corporation (“Purchaser”).

NOW, THEREFORE, Seller, for the consideration described and provided for in that certain Purchase Agreement, dated as of the date hereof, by and between Purchaser and Seller (the “Purchase Agreement”), the receipt and sufficiency of which is hereby acknowledged, does hereby sell, assign, transfer, convey and deliver unto Purchaser, free and clear of all Liens, subject in all respects to the terms and provisions of the Purchase Agreement, all of the purchased assets.

This Bill of Sale and the covenants and agreements herein contained shall be binding upon and inure to the benefit of the parties to the Purchase Agreement and their respective successors and permitted assigns. All representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall survive the execution and delivery of this Bill of Sale and shall continue in full force and effect as provided in the Purchase Agreement.

All capitalized terms not otherwise defined in this Bill of Sale, shall have the meanings ascribed to them in the Purchase Agreement, and the terms of construction set forth in Section 1.2 of the Purchase Agreement, shall apply to this Bill of Sale.

Seller may execute and deliver this Bill of Sale by means of facsimile transmission or electronic mail and the parties agree that the receipt of such executed Bill of Sale shall be binding on Seller and shall be construed as an original. After the Closing, Seller shall promptly deliver to Purchaser an original version of this Bill of Sale that was executed and exchanged by facsimile transmission or electronic mail, but failure to do so shall not affect the binding nature of the same.

ALLIQUA BIOMEDICAL, INC.

By:	/s/ Brian M. Posner
Name:	Brian M. Posner
Its:	CFO

A-1